THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

IN RE:	§	Chapter 11
§
GLOBAL CAPACITY HOLDCO, LLC,	§	Case No. 10-12302 (PJW)
et al.[1]	§	(Jointly Administered)
§
Debtors.	§

JOINT DISCLOSURE STATEMENT FOR JOINT CHAPTER 11 PLAN OF
REORGANIZATION FOR GLOBAL CAPACITY HOLDCO, LLC. AND ITS FILED
AFFILIATES DATED AS OF AUGUST 11, 2010

THIS DISCLOSURE STATEMENT IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

Dated: August 11, 2010

HELLER DRAPER HAYDEN PATRICK	WOMBLE CARLYLE SANDRIDGE &
& HORN LLC	RICE, PLLC
Douglas S. Draper, Esq.	Francis A. Monaco, Jr., Esq.
William H. Patrick, III, Esq.	Mark L. Desgrosseilliers, Esq.
650 Poydras Street – Suite 2500	222 Delaware Avenue, Suite 1501
New Orleans, LA 70130	Wilmington, DE 19801
Telephone: 504-299-3300	Telephone: (302) 252-4320
Facsimile: 504-299-3399	Facsimile: (302) 252-4330
ddraper@hellerdraper.com	fmonaco@wcsr.com
wpatrick@hellerdraper.com	mdesgrosseilliers@wcsr.com
Counsel for Debtors and	Local Counsel for Debtors and
Debtors In Possession	Debtors In Possession

1           The Debtors in these cases, along with their case numbers, addresses, and the last four digits of each Debtor’s federal tax identification number, are: Global Capacity Holdco, LLC, 200 S. Wacker Drive, Suite 1650, Chicago, IL  60606 (10-12302) (8858); Global Capacity Group, Inc., 730 North Post Oak Road, Houston, TX  77024 (10-12303) (0073); 20/20 Technologies, Inc., 200 South Wacker, Suite 1650, Chicago, IL 60606 (10-12304) (5612); Centrepath, Inc., 275 Winter Street, Waltham, MA  02451 (10-12305 (9034); Capital Growth Systems, Inc., 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12306) (3505); Global Capacity Direct, LLC (f/k/a Vanco Direct USA, LLC), 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12307 (1970); FNS 2007, Inc. (fka Frontrunner Network Systems, Corp.), 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12308) (7892); Nexvu Technologies, LLC, 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12309) (4626); Capital Growth Acquisition, Inc., 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12311) (4116); and 20/20 Technologies I, LLC, 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12310) (5514).

I.           INTRODUCTION

Global Capacity Holdco, LLC, Global Capacity Group, Inc., 20/20 Technologies, Inc., Centrepath, Inc., Capital Growth Systems, Inc., Global Capacity Direct, LLC (f/k/a Vanco Direct USA, LLC), FNS 2007, Inc. (fka Frontrunner Network Systems, Corp.), Nexvu Technologies, LLC, Capital Growth Acquisition, Inc., and 20/20 Technologies I, LLC (each a “Debtor” and collectively, the “Debtors”), Debtors and Debtors in possession in these bankruptcy cases, have filed a Joint Chapter 11 Plan of Reorganization for Global Capacity Holdco, LLC. and its Filed Affiliates dated August 11, 2010 [P-___] (together with any modification, amendment or supplement, the “Plan”) with respect to each of their Bankruptcy Cases. The Debtors submit this Joint Disclosure Statement for Joint Chapter 11 Plan of Reorganization for Global Capacity Holdco, LLC. and its Filed Affiliates dated August 11, 2010 (the “Disclosure Statement”) pursuant to Section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and describes the terms and provisions of the Debtors’ Plan, filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on August 11, 2010.  A copy of the Plan is attached hereto as Exhibit “A.” The Disclosure Statement is submitted in connection with (i) the solicitation of acceptances or rejections of the Plan filed by the Debtors with the Bankruptcy Court, and (ii) the hearing to consider approval of the Plan (the “Confirmation Hearing”) scheduled for the date set forth in the accompanying notice.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition history as well as significant events that have occurred during the Chapter 11 Cases.  This Disclosure Statement also describes the terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the manner in which distributions will be made under the Plan, as well as the Plan confirmation process.

For a summary of the Plan, please see Section 2 hereof.  For a discussion of certain factors to be considered prior to voting, please see Section 9(C) hereof.

The statements contained in this Disclosure Statement are generally made as of the date hereof, unless another time is specified, and delivery of this Disclosure Statement will not create an implication that there has been no change in the information set forth herein since the date of this Disclosure Statement or the date of the materials relied upon in preparation of this Disclosure Statement.

This Disclosure Statement is not necessarily in accordance with Federal or State securities laws or similar laws and may not be relied upon for any purpose other than to determine how to vote on the Plan, and nothing contained herein will constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive advice on the tax or other legal effects of the Plan on holders of Claims and Interests (collectively, the “Claimants”).

The description of the Plan contained in this Disclosure Statement is intended as a summary only and is qualified in its entirety by reference to the Plan itself.  All Claimants who are entitled to vote are encouraged to read and carefully consider this entire Disclosure Statement, including the Plan, prior to submitting a ballot pursuant to any solicitation of votes with respect to the Plan.  If any inconsistency exists between the Plan and this Disclosure Statement, the terms of the Plan are controlling.

This Disclosure Statement contains summaries of certain provisions of the Plan, certain statutory provisions, certain documents related to the Plan, certain events in the Debtors’ Chapter 11 Cases and certain financial information. Although the Debtors believe that these summaries are fair and accurate, the summaries are qualified in their entirety to the extent that they do not set forth the entire text of such documents or statutory provisions.  In the event of any inconsistency or discrepancy between a description contained in this Disclosure Statement, including other documents or financial information incorporated into the Disclosure Statement by reference, and the terms and provisions of the Plan, the terms of the Plan will govern for all purposes.  In the event of any inconsistency between the Disclosure Statement and any documents or financial information incorporated into the Disclosure Statement, such other documents or other financial information, as the case may be, will govern for all purposes.  Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan.

No one is authorized to give any information with respect to the Plan other than that which is contained in this Disclosure Statement.  No representations concerning the Debtors or the value of their property have been authorized by the Debtors other than as set forth in this Disclosure Statement and the documents attached to this Disclosure Statement.  Any information, representations or inducements made to obtain an acceptance of the Plan or that are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, the Plan or the Plan Supplement, should not be relied upon by any holder of a Claim or Interest.

With respect to any contested matters, adversary proceedings and other pending, threatened or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation or waiver, but rather as a statement made in the context of settlement negotiations pursuant to Rule 408 of the Federal Rules of Evidence.

To the fullest extent permitted by law, the securities described in this Disclosure Statement will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or any similar federal, state, or local law, pursuant to either section 1145 of the Bankruptcy Code or the Private Placement Exemption under Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as more fully set forth herein.  There is currently no public market for the securities described in this Disclosure Statement nor do the Debtors anticipate that there will be such a public market.  Such securities will not be listed on any securities exchange.  Any holders of Claims or Interests receiving securities under the Plan should consult their own legal counsel concerning the securities laws and the laws governing the ownership and transferability of any such securities.

This Disclosure Statement has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement or upon the merits of the Plan.

Although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors cannot assure such compliance or that the Bankruptcy Court will confirm the Plan.

Although the Debtors have used their best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, the financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise.

Consolidated projected operating and financial results (the “Financial Projections”) provided in this Disclosure Statement have been prepared by or on behalf of the Debtors.  The Financial Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Debtors, may not be realized, and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are beyond the Debtors’ control.  The Debtors caution that no representations can be made as to the accuracy of the Financial Projections or the likelihood that the projected results will be achieved.  Some assumptions inevitably will not materialize.  Future events and projections may be different from those assumed or, alternatively, may have been unanticipated, and, thus, the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner.  Therefore, the Financial Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur.

A.	PURPOSE OF DISCLOSURE STATEMENT

The Debtors have prepared this Disclosure Statement in connection with its solicitation of acceptances of the Plan.  The purpose of this Disclosure Statement is to provide Claimants with sufficient information to make an informed decision as to whether to accept or reject the Plan.  Each Claimant entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting on the Plan.  The Plan is a legally binding arrangement.  No summary of the Plan should be relied upon in determining whether to accept or reject the Plan.

All exhibits to the Plan will be filed as part of the Plan Supplement prior to the deadline for filing objections to confirmation of the Plan, or in accordance with such other deadlines as may be established in the Disclosure Statement Order or another Final Order of the Bankruptcy Court.

On ___________, 2010, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the Claimants to make informed judgments as to whether to accept or reject the Plan.  APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

Not every Claimant is entitled to vote on the Plan.  As prescribed by the Bankruptcy Code and the Bankruptcy Rules, Claims asserted against, and Interests in, the Debtors are placed into Classes.  The Plan designates ten (10) separate Classes of Claims and Interests.  The classification and the treatment of each Class is discussed in detail below.  Under the Bankruptcy Code, only Classes of Claims or Interests that are impaired and will be receiving or retaining property under the Plan are entitled to vote to accept or reject the Plan.  Accordingly, the Debtors are seeking acceptance of the Plan by holders of Claims in Classes 1, 2, 3, 4, 5, and 7 the Claims of which are impaired and will be receiving distributions under the Plan.  Holders of Claims in Class 6 are unimpaired.  Accordingly, holders of Claims in this Class are deemed to accept the Plan and, therefore, are not entitled to vote to accept or reject the Plan.  Holders of Claims or Interests in Classes 8, 9 and 10 will neither be receiving distributions nor receiving or retaining any interest in the Debtors, the Liquidating Debtors, the Reorganized Debtors, the Estates, the Assets or other property or interests in property thereof on account of such Interests.  Accordingly, holders of Interests in this Class are deemed to reject the Plan and, therefore, not entitled to vote to accept or reject the Plan.

The holder of any Claim that, as of the Voting Record Date (as defined in the Disclosure Statement Order), (a) has been disallowed, (b) is the subject of a pending objection, or (c) was listed on the Schedules as unliquidated in amount, contingent or disputed (if no contrary proof of claim with respect to such Claim has been timely filed) or a proof of claim with respect to which was filed on or before the Bar Date, and such proof of claim asserts such Claim as unliquidated in amount, contingent or disputed, will not be entitled to vote on the Plan, unless, on or prior to the Voting Record Date, the Bankruptcy Court enters a Final Order directing otherwise; provided, however, that if only a portion of such Claim has been disallowed, objected to or listed or asserted (as applicable) as unliquidated, contingent or disputed, such holder will be entitled to vote the remainder of such Claim in an amount determined pursuant to the Plan.  Unless otherwise provided in this Disclosure Statement, if you are not entitled to vote solely because your Claim is the subject of a pending objection, you may apply to the Bankruptcy Court for an order allowing your Claim for voting purposes only, in accordance with the Disclosure Statement Order.

To be counted, holders of impaired Claims entitled to vote will cast their vote to accept or reject the Plan in accordance with the instructions on the ballot (the “Ballot”) provided as part of the Solicitation Package (as defined below).  Such Ballots should be cast in accordance with the solicitation procedures established pursuant to the Disclosure Statement Order.  Any Ballot received after the Voting Deadline Date (as defined in the Disclosure Statement Order) will be counted in the sole discretion of the Debtors.

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on ___________, 2010, at _______ [a.m.] [p.m.] (Eastern Time), before the Honorable Peter J. Walsh, United States Bankruptcy Court, 824 Market Street, 6th Floor, Courtroom #2, Wilmington, Delaware 19801.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed on or before ___________, 2010, at _______ [a.m.] [p.m.] (Eastern Time), in the manner described in this Disclosure Statement under Section XI(B).  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or at any subsequent adjourned date of the Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will, among other things:

•	determine whether sufficient majorities in number and amount from each Class entitled to vote have delivered properly executed votes to approve the Plan;

•	hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of;

•	determine whether the Plan meets the confirmation requirements of theBankruptcy Code; and

•	determine whether to confirm the Plan.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO CLAIMANTS AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EVERY CLASS OF CLAIMANTS.  ACCORDINGLY, THE DEBTORS RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

B	OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business restructuring chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to restructure its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the bankruptcy filing date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

The consummation of a chapter 11 plan is the principal objective of a chapter 11 restructuring case. A chapter 11 plan sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a chapter 11 plan by the bankruptcy court makes that plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan provides releases to a debtor and any debt that arose prior to the date of confirmation of the plan is satisfied in accordance with the terms of that particular plan.

In general, a chapter 11 plan (a) divides claims and equity interests into separate classes, (b) specifies the property, if any, that each class is to receive under the plan, and (c) contains other provisions necessary to the restructuring of the debtor and that are required or permitted by the Bankruptcy Code.

Pursuant to section 1125 of the Bankruptcy Code, acceptance or rejection of a plan may not be solicited after the commencement of a chapter 11 case until such time as the court has approved the disclosure statement as containing adequate information. Pursuant to section 1125(a) of the Bankruptcy Code, "adequate information" is information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the chapter 11 plan. To satisfy applicable disclosure requirements, the Debtors submit this Disclosure Statement to holders of Claims that are impaired and not deemed to have rejected the Plan and Interests that are impaired and not deemed to have accepted or rejected the Plan.

C.	THE PURPOSE AND EFFECT OF THE PLAN

After careful review of the Debtors’ current business operations and various liquidation and recovery scenarios, the Debtors have concluded that the recovery for holders of Allowed Claims and Interests will be maximized by the Debtors’ sale of the Assets as a going concern pursuant to the restructuring described in the Plan.  The Debtors believe that the Debtors’ businesses and assets have significant value that would not be realized in a liquidation scenario, either in whole or in substantial part.

The Debtors believe that the Plan provides the best recoveries possible for holders of Allowed Claims and Interests and strongly recommend that, if such holders are entitled to vote, they vote to accept the Plan.  As discussed in further detail in this Disclosure Statement, the Debtors believe that any alternative to confirmation, such as liquidation or attempts by another entity to file an alternative plan of reorganization, could result in significant delays, litigation, and additional costs.

Several documents that will be included in the Plan Supplement are described in this Disclosure Statement, but these summaries are not a substitute for a complete understanding of such documents and should not be relied upon.  Please review the full text of all such documents in the Plan Supplement.

D.	MANAGEMENT OF THE DEBTORS, LIQUIDATING DEBTORS AND THE REORGANIZED DEBTORS

The current officers and manager of the Debtors are Patrick Shutt, George King, Jack Lodge, Dan Kardatzke, Nigel Meacham, and Jonathan Wynne Evans. From and after the Effective Date, (i) each of the Liquidating Debtors shall be managed and administered by and through the Plan Administrator, who shall be appointed the sole manager of each of the Liquidating Debtors and shall have full authority to administer the provisions of the Plan; and (ii) to the extent a Reorganization Election has been made by the Purchaser, the reorganized Debtors shall be managed and administered by and through a new Board of Directors and new officers.  To the extent required by Section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, voting trustee or successor to the Debtors, as well as the identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such insider, will be disclosed prior to the Confirmation Hearing.

II.           SUMMARY OF CLASSIFICATION AND TREATMENT
OF CLAIMS AND INTERESTS

The following is a summary of the Plan, which is intended to provide parties in interest with a concise description of the Plan.  THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE PLAN AND DOES NOT SUBSTITUTE FOR THE PLAN AND THE DISCLOSURE STATEMENT, BOTH OF WHICH SHOULD BE READ CAREFULLY IN THEIR ENTIRETY.  This summary is provided for convenience only, and in the event of any discrepancy between this summary overview and the terms of the Plan, the Plan controls.

A.	NARRATIVE SUMMARY OF THE PLAN

Prior to filing these Chapter 11 Cases, the Debtors, with the assistance of its financial advisor and in consultation with certain of the prepetition lenders, pursued a range of options to address the Debtors' concerns about their ability to service their debt going forward, including new financing, refinancing and the sale of certain or all of the Debtors' assets or business. After exploring the strategic alternatives available to them, the Debtors have determined that the best way at this time to maximize the value of their assets for the benefit of their creditors, is to seek a sale of their Assets pursuant to Section 363 of the Bankruptcy Code as part of the Plan.

Certain Pre-Petition Debenture Lenders and the Tranche B Lenders have agreed to act as the stalking horse bidder for the Acquired Assets, and their bid for the Acquired Assets, as fully set forth in the APA, will serve as the opening bid for such Assets subject to a competitive bidding process that is consistent with both the timing of these Chapter 11 Cases, as set forth in the Plan Support Agreement (discussed below) and the Debtors' fiduciary duties, to maximize value for their estates, stakeholders and parties in interest.  The APA provides for a Credit Bid of a portion of the Pre-Petition Debenture Lenders’ Secured Claims by the respective Pre-Petition Debenture Agent (as provided in the applicable Pre-Petition Debenture Agreements) and of the Tranche B Loan by the Tranche B Agent, the assumption of certain of the Debtors’ liabilities and other Plan funding as more fully described in the Plan and APA.

The Pre-Petition Debenture Holders, through their respective Pre-Petition Debenture Agent, and the Tranche B Lenders have agreed to accept equity in Newco in exchange for the consideration being offered for the Acquired Assets, and have further agreed to gift a portion of the Plan Consideration that would otherwise be distributed to the respective Pre-Petition Debenture Agent on behalf of the holders of Allowed Pre-Petition Debenture Claims to the holders of Allowed Unsecured Claims and, under certain circumstances, to the holders of Allowed Debtors’ Parent Interests.  The holders of Pre-Petition Debenture Claims have further agreed among themselves to a distribution on account of their respective Deficiency Claims pursuant to various formulas set forth in the Plan.

The Plan contemplates that the proposed Sale will result in either (i) the transfer of the Assets to Purchaser pursuant to a sale under section 363 of the Bankruptcy Code; or, (ii) if a Reorganization Election is made, the issuance by the Debtors to Purchaser of 100% of the equity interest of the Reorganized Debtors in consideration of the Sale Proceeds.  Either scenario will provide for substantially similar treatment to holders of Claims and Interests as outlined above, unless otherwise agreed to or as determined by the Bankruptcy Court.

At the direction of Purchaser, to implement the Plan, the applicable Debtors or Reorganized Debtors, as the case may be, may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Debtors or Reorganized Debtors, as the case may be, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently incorporated. Such restructuring may include a debt-for-equity exchange, one or more mergers, consolidations, restructurings, dispositions, liquidations, dissolutions or reincorporations, as may be determined by the Purchaser to be necessary or appropriate. The actions to effect such restructuring may include, at the Purchaser’s option (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree, (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law, and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

To accommodate the Plan structure determined by Purchaser, the Plan may be modified at any time prior to the Effective Date.  In such event, and provided that the Plan Consideration and the Plan Distribution is not adversely affected by such modifications, this Disclosure Statement will not be amended and, in accordance with the Disclosure Statement Order, no re-solicitation of votes on the Plan will be required.

The operation of the Debtors’ business is subject to various licensing and other requirements that require regulatory and other third-party approvals.  To allow for the occurrence of the Effective Date by November 25, 2010, in accordance with the Plan Support Agreement, and prior to Purchaser obtaining all such approvals, the Pre-Petition Debenture Holders and Tranche B Lenders, in their capacity as Purchaser, have agreed to a closing of the Sale prior to obtaining such approvals and for operation of the Non-Transferred Assets by the Plan Administrator in accordance with the terms of the APA and the Management Agreement.

B.	SUMMARY TREATMENT OF CLAIMANTS UNDER THE PLAN

The Plan classifies and provides for the treatment of Claims and Interests as summarized in the table below.  If the Plan is not confirmed, the Debtors may attempt to formulate a different plan of reorganization.  However, if the Plan is not confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which case a trustee would be elected or appointed to liquidate the Debtors’ assets.  The following chart summarizes the treatment of the Claims and Interests and anticipated distributions under the Plan.

CLASS	TREATMENT	ESTIMATED AMOUNT OF CLAIMS	ESTIMATED PERCENTAGE RECOVERY UNDER PLAN
Unclassified. Allowed Administrative Expense Claims.
Unimpaired.  Not entitled to vote.

A. Time for Filing Administrative Expense Claims.

The holder of an Administrative Expense Claim (including, for the avoidance of doubt, any claim for substantial contribution under section 503(b)(3) or (4) of the Bankruptcy Code), other than the holder of:

a.          a Fee Claim;

b.          an Administrative Expense Claim that has been Allowed on or before the Effective Date;

c.          an Administrative Expense Claim on account of fees and expenses on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court; and

d.          an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses.
		To Be Determined	100%

must file with the Bankruptcy Court and serve on the Debtors, a request for payment of such Administrative Expense Claim (1) on or before the Confirmation Objection Deadline for any such Administrative Expense Claims claimed for the period  from the Petition Date through the Confirmation Objection Deadline, and (2) within thirty (30) days after the Effective Date for any such Administrative Expense Claims claimed for the period  from the Confirmation Objection Deadline through the Effective Date. Such request of Administrative Expense Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the holder of the Administrative Expense Claim; (iii) the amount of the Administrative Expense Claim; (iv) the basis of the Administrative Expense Claim; and (v) supporting documentation for the Administrative Expense Claim.

FAILURE TO FILE AND SERVE SUCH REQUEST FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE EXPENSE CLAIM BEING FOREVER BARRED AND DISCHARGED.

B.  Treatment of Administrative Expense Claims.

Each Allowed Administrative Expense Claim shall be paid (i) in full, in Cash, by the Liquidating Debtors on the later of (x) the Effective Date or (y) the date such Claim becomes Allowed, or due and payable in the ordinary course of business, or (ii) on such other terms and conditions as may be agreed to between the holder of such Administrative Expense Claim, the Liquidating Debtors and the Purchaser.

Unclassified. Allowed Tranche A DIP Facility Claims.	Unimpaired. Not entitled to vote. The holder of the Tranche A DIP Facility Claim shall be paid by the Liquidating Debtors in full in Cash on the Effective Date of the Plan, or as soon thereafter as is reasonably practicable, for all obligations arising out of or in connection with the Tranche A Loan (whether set forth in the DIP Facility, the Interim DIP Financing Order or the Final DIP Financing Order) unless otherwise agreed to in writing by the holder of the Tranche A DIP Facility Claim.	$3,000,000 plus accrued interest	100%

Unclassified. Allowed Tranche B DIP Facility Claims.
Unimpaired.  Not entitled to vote.

In the event that Newco is the Purchaser, each holder of a Tranche B DIP Facility Claim shall receive, in full and final satisfaction of such Allowed Tranche B DIP Facility Claim, its Pro Rata Share (based on its interest in the Tranche B Loan) of Series C Preferred Stock.  In the event Newco is not the Purchaser, each holder of a Tranche B DIP Facility Claim shall be paid by the Liquidating Debtors in full in cash on the Effective Date of the Plan (unless paid earlier pursuant to a Final Order approving the relief requested in the Bid Procedures Motion), or as soon thereafter as is reasonably practicable, all obligations arising out of or in connection with the Tranche B Loan (whether set forth in the DIP Facility, the Interim DIP Financing Order or the Final DIP Financing Order).

All distributions to be made to the holders of Tranche B DIP Facility Claims pursuant to this Article 2.2(b) shall be made, at the option of the Tranche B Agent, to or in accordance with the instructions from the Tranche B Agent for the benefit of such holders.
		$7,250,000 plus accrued interest	100%

Unclassified. Allowed Fee Claims	Unimpaired. Not entitled to vote. A. Time for Filing Fee Claims. Any Professional seeking allowance by the Bankruptcy Court of a Fee Claim shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date no later than forty-five (45) days after the Effective Date. FAILURE TO FILE SUCH FEE APPLICATION TIMELY SHALL RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED.	To Be Determined	100%

Objections to such Fee Claims, if any, must be filed and served no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.  The Liquidating Debtors may seek an extension of this deadline for objecting to Fee Claims on ex parte motion.

B.  Treatment of Fee Claims.

All Professionals seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid by the Liquidating Debtors in full in cash in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) ten (10) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or as soon thereafter as is reasonably practicable, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Liquidating Debtors. On the Effective Date, or as soon thereafter as is reasonably practicable, the Liquidating Debtors shall reserve and hold in a segregated account or shall place in escrow Cash in an amount equal to the accrued but unpaid estimated Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Allowed Fee Claims have been paid in full or all remaining Fee Claims have been Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Liquidating Debtors to be distributed in accordance with the terms of the Plan.

Unclassified. Allowed U.S. Trustee Fees	Unimpaired. Not entitled to vote. The Liquidating Debtors shall pay all U.S. Trustee Fees on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Bankruptcy Case or the applicable Bankruptcy Case is converted or dismissed, or the Bankruptcy Court orders otherwise.	To Be Determined	100%

Unclassified. Allowed Priority Non-Tax Claims	Unimpaired. Not entitled to vote. Each Allowed Priority Non-Tax Claim shall be paid the Allowed amount of its Priority Non-Tax Claim (a) in full, in Cash, by the Liquidating Debtors on the Effective Date, or as soon thereafter as is reasonably practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Priority Non-Tax Claim, the Liquidating Debtors and the Purchaser.	To Be Determined	100%

Unclassified. Allowed Priority Tax Claims	Unimpaired. Not entitled to vote. Each Allowed Priority Tax Claim shall be paid the Allowed amount of its Priority Tax Claim (a) in full, in Cash, by the Liquidating Debtors on the Effective Date, or as soon thereafter as is reasonably practicable, (b) over a period ending not later than five (5) years after the Petition Date, or (c) upon such other terms as may be mutually agreed upon between such holder of an Allowed Priority Tax Claim, the Liquidating Debtors and the Purchaser.	To Be Determined	100%

Class 1: July Debenture Secured Claims
Impaired.  Entitled to vote.

(a) On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed July Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed July Debenture Secured Claim, its respective July Debenture Distribution.

(b) For all purposes under the Plan, each holder of a July Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed July Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under the Plan pursuant to subsection (i), above, and the Allowed Amount of the July Debenture Secured Claim.
		$5,800,000	To Be Determined

	All distributions to be made to the holders of July Debenture Secured Claims pursuant to the Plan shall be made to the July Debenture Agent for the benefit of such holders.

Class 2: August Debenture Secured Claims
Impaired.  Entitled to vote.

(a) On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed August Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed August Debenture Secured Claim, its respective August Debenture Distribution.

(b) For all purposes under the Plan, each holder of an August Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed August Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under the Plan pursuant to subsection (i), above, and the Allowed Amount of the August Debenture Secured Claim.

All distributions to be made to the holders of August Debenture Secured Claims pursuant to the Plan will be made to the August Debenture Agent for the benefit of such holders.
		$2,400,000	To Be Determined

Class 3: VPP Debenture Secured Claims	Impaired. Entitled to vote. (a) On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed VPP Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed VPP Debenture Secured Claim, its respective VPP Debenture Distribution.	$1,500,00	To Be Determined

(b) For all purposes under the Plan, each holder of a VPP Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed VPP Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under the Plan pursuant to subsection (i), above, and the Allowed Amount of the VPP Debenture Secured Claim.

All distributions to be made to the holders of VPP Debenture Secured Claims pursuant to the Plan shall be made to the VPP Debenture Agent for the benefit of such holders.

Class 4: March Debenture Secured Claims	Impaired. Entitled to vote. (a) On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed March Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed March Debenture Secured Claim, its respective March Debenture Distribution.	$18,000,000	To Be Determined

(b) For all purposes under the Plan, each holder of a March Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed March Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under the Plan pursuant to subsection (i), above, and the Allowed Amount of the March Debenture Secured Claim.

All distributions to be made to the holders of March Debenture Secured Claims pursuant to the Plan shall be made to the March Debenture Agent for the benefit of such holders.

Class 5: November Debenture Secured Claims
Impaired.  Entitled to vote.

(a) On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed November Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed November Debenture Secured Claim, its respective November Debenture Distribution.

(b) For all purposes under the Plan, each holder of a November Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed November Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under the Plan pursuant to subsection (i), above, and the Allowed Amount of the November Debenture Secured Claim.

All distributions to be made to the holders of November Debenture Secured Claims pursuant to the Plan shall be made to the November Debenture Agent for the benefit of such holders.
		$10,300,000	To Be Determined

Class 6: Mission Critical Vendor Claims	Unimpaired. Not entitled to vote. Each Mission Critical Vendor Claim will be assumed by and will be entitled to payment by Purchaser (or, in the event of a Restructuring Election, by the Reorganized Debtors) in cash in full in accordance with the terms of the APA, net of any deposits or other payments made by the Debtors during the pendency of the Chapter 11 Cases.	To Be Determined	100%

Class 7: Unsecured Claims.
Impaired.  Entitled to vote.

(a) In the event that Newco is the Purchaser, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Unsecured Claim (including the holders of any Deficiency Claims) shall be entitled to a Pro Rata Share of the New Common Stock Pool.
		To Be Determined	To Be Determined

(b) In the event that Newco is not the Purchaser, (i) each holder of an Allowed Unsecured Claim (including the holders of any Deficiency Claim) shall receive its Pro Rata Share of any Cash portion of the Sale Proceeds remaining after payment in full of all Allowed Secured Claims in Classes 1, 2, 3, 4, and 5, on the Effective Date or as soon thereafter as is reasonably practicable, and (ii) the Debtors and Newco will engage in discussions about an alternative distribution to Class 7 and Class 10 in lieu of the New Common Stock Pool.

(c) To the extent permitted by law, in the event that Newco is the Purchaser, on the Effective Date the holders of Deficiency Claims in Classes 1, 2, 3, 4 and 5 shall assign their right to receive distributions of New Common Stock from the New Common Stock Pool on account of their Deficiency Claims to (i) the holders of Class 7 Unsecured Claims that are not Deficiency Claim holders and (ii) the holders of Class 10 Interests, at the direction of the Debtors.

All distributions to be made to the holders of Pre-Petition Debenture Claims pursuant to Article 3.1(A)(7)(a) of the Plan will be made to the applicable Pre-Petition Debenture Agent for the benefit of such holders.

Class 8: Intercompany Claims.	Impaired. Not entitled to vote. Each Intercompany Claim will be disallowed, cancelled, extinguished or reinstated at the option of Purchaser.	To Be Determined	To Be Determined

Class 9: Subsidiary Debtors’ Interests
Impaired.  Not entitled to vote.

To the extent not otherwise transferred under the APA, on the Effective Date, the Subsidiary Debtors’ Interests shall be disallowed, cancelled, extinguished or reinstated at the option of Purchaser, subject to Article 5.2(c) of the Plan.  For the avoidance of doubt, the Debtors’ equity interest in Magenta NetLogic Limited (U.K.) shall not be cancelled and is being acquired by the Purchaser pursuant to the APA.
		To Be Determined	To Be Determined

Class 10: Debtors’ Parent Interests.
Impaired.  Not entitled to vote.

The Debtors’ Parent Interests shall be cancelled as of the Effective Date.

(a) To the extent permitted by law, in the event that Newco is the Purchaser, on the Effective Date, the holders of Allowed Debtors’ Parent Interests shall receive a Pro Rata Share of the distributions from the New Common Stock Pool which would otherwise be attributable to the holders of Deficiency Claims under this Plan but which have been assigned by the holders of Deficiency Claims in Classes 1, 2, 3, 4 and 5 to the holders of Allowed Debtors’ Parent Interests.  The distribution will only be effectuated in a manner agreed by Newco and the Debtors that will not require registration under any applicable law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, or any state securities laws.

(b) In the event that Newco is not the Purchaser, (i) each holder of an Allowed Debtors’ Parent Interest shall receive its Pro Rata Share of any Cash portion of the Sale Proceeds remaining after payment in full of all Allowed Secured Claims in Classes 1, 2, 3, 4, and 5 and all Allowed Unsecured Claims (including Deficiency Claims) in Class 7, on the Effective Date, or as soon thereafter as is reasonably practicable, and (ii) the Debtors and Newco will engage in discussions about an alternative distribution to Class 7 and Class 10 in lieu of the New Common Stock Pool.
	N/A	N/A

III.           GENERAL OVERVIEW AND BACKGROUND INFORMATION

A.	BACKGROUND AND GENERAL INFORMATION

1.	Debtors’ History and Operations

On September 29, 1999, Capital Growth Systems, Inc. d/b/a Global Capacity (“Capital Growth”, the “Company” or “Global Capacity”) was organized as a Florida corporation. Capital Growth consists of five core-operating subsidiary entities from prior acquisitions which are:  20/20 Technologies, Inc. (“20/20”), UK based, Magenta netLogic, Ltd. (“Magenta”)2, CentrePath, Inc. (“CentrePath”), Global Capacity Group, Inc. (“GCG”), and Global Capacity Direct, LLC fka Vanco Direct USA, LLC (“VDUL”). 20/20, Centrepath, and VDUL are Delaware limited liability companies and corporations, and GCG is a Texas corporation.

2 Magenta is not a debtor in these bankruptcy proceedings.

Global Capacity Holdco, LLC, a Delaware limited liability company, is purely a licensing entity, and FNS 2007, Inc., NEXVU Technologies, LLC, 20/20 Technologies I, LLC and Capital Growth Acquisition, Inc., which are all Delaware limited liability companies and corporations, are not currently operating entities.

Global Capacity is a leading provider of telecommunication information and network logistics solutions that enable clients to address the inefficiencies inherent in data networks globally.  The global market for data networks is estimated at over $1 trillion annually, of which $200 billion is attributed to the highly inefficient access market, which is plagued by market fragmentation, regionalized rules and regulations, and a lack of transparency related to pricing and supply.  These circumstances create an environment where clients pay disparate prices due to inefficient procurement practices and margin stacking.  Global Capacity addresses this market inefficiency by utilizing its core intellectual property to drive transparency and automation into the market.

The Company’s capabilities include:

•	Global market intelligence of telecom supply and pricing data;
•	Automated quotation management software;
•	Customized access network pricing software;
•	Powerful network optimization algorithms, tools and practices;
•	Robust network engineering processes and expertise;

•	World-class remote network management systems, processes, and expertise; and
•	Strategically deployed network aggregation pooling points.

The Company’s goal is to become the leading global telecom information and logistics company providing Network Solutions and Software & Optimization Solutions to integrators, telecommunications companies, and enterprise customers.

2.	Overview of Solutions

The Company’s two business lines – Software & Optimization and Network Solutions – leverage the Company’s core intellectual property to drive transparency and automation into the market. The Software & Optimization solutions primarily provide clients access to the Company’s automated quotation management platform, Connectivity Lifecycle Manager (“CLM”), whereas Network Solutions help clients manage their networks for greater profitability.

(a)           Software & Optimization Solutions

Clients license access to Global Capacity’s automated quotation management platform, CLM, enabling them to generate accurate quotes for access circuits based on tariffs appropriate for the particular service.  CLM acts as an electronic trading platform, allowing customers to match their demand against a global catalog of pricing and supply data, creating a level of market transparency not available elsewhere.  CLM may be customized using a customer’s specific infrastructure and contract data, creating an automated mechanism to generate customer pricing, reducing back office costs and accelerating sales.  Optimization clients leverage the CLM platform, along with proprietary network optimization tools, to assess existing inventories of access networks, identifying opportunities to reduce cost through both financial and physical network grooming.  Realized savings for clients are generally between 10% to 40% of their current spend.

	▪	Accurate real-time quotes
Quotation Management	▪	Automated quotes based on tariff rules
	▪	Quotation workflow management

	▪	Customized pricing application
Custom Pricing	▪	Customer location and contract data
	▪	Automated pricing based on business rules

	▪	Data cleansing and analysis
Optimization Consulting	▪	Anomaly and overcharge analysis
	▪	Financial grooming (re-rate and negotiation)
	▪	Physical grooming (migration, re-homing and aggregation)

(b)           Network Solutions

Clients utilize Global Capacity’s logistics expertise to implement access network solutions that improve efficiency and reduce costs.  One Marketplace, the Company’s physical network trading platform, aggregates network capacity from multiple suppliers at strategically deployed pooling points, using Global Capacity switching equipment to efficiently deploy capacity against market demand. One Marketplace reduces network costs for clients, while delivering the potential for higher gross margins. Global Capacity’s Network Novation practice offers outsourced access network operations, including pricing, procurement, provisioning and network management.  These solutions deliver lower access network costs by aggregating customer demand, while also reducing client SG&A associated with managing access network operations.  Network Solutions clients also leverage Global Capacity’s engineering and remote network management services on a professional services basis, selectively deploying these services against critical requirements.

▪ Physical network trading platform
▪ Interconnections with national, regional & local access providers
▪ Automated access to low cost alternatives
▪ Efficient distribution and management of spare capacity

Portfolio Management	▪ Outsourced management of access networks ▪ Procurement, provisioning, operations, billing ▪ Novation / assignment of existing network contracts ▪ Reduced SG&A

Off-Net Extension	▪ Outsourced management of access circuits ▪ Procurement, provisioning, operations, billing ▪ Reduced SG&A

Engineering Services	▪ Design, engineering and building of complex networks ▪ Fiber and network testing ▪ Network augmentation

Remote Management Services	▪ Proactive management ▪ Monitor, detect and resolve network issues ▪ 24x7 network operations center

3.          Debtors’ Capital Structure

  (a)           Senior Secured Debt

On or about November 19, 2008, the Debtors entered into that certain Term Loan and Security Agreement with ACF CGS, L.L.C., as agent for one or more lenders as the predecessor in interest to Pivotal Global Capacity, LLC (the “Senior Lien Lender), pursuant to which the Debtors agreed to borrow $8.5 million from the Senior Lien Lender, which amount could have been increased to up to $10.5 million (“Pivotal Loan”). As of the Petition Date, the balance due on that debt was approximately $5.2 million.3  All of the Debtors’ accounts receivable, accounts, and other types of Cash Collateral (as defined in the Pivotal Loan documents) as well as all or virtually all property of the Debtors’ estates collateralized the Pivotal Loan.

3 Copies of all prepetition loan documents are available for review at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001116694&type=&dateb=&owner=exclude&start=40&count=40, and more specifically at http://www.sec.gov/Archives/edgar/data/1116694/000114420408065743/0001144204-08-065743-index.htm.

On July 30, 2010, the Bankruptcy Court entered the Interim DIP Order (defined below), permitting the Debtors to use debtor in possession financing to pay off the Pivotal Loan. In accordance with the Interim DIP Order, the Debtors paid off the Pivotal Loan.  Pivotal asserts that it may be entitled to indemnification and other rights, notwithstanding the satisfaction of the Pivotal Loan, and did not consent to the use of its Cash Collateral absent the grant of certain adequate protection of such Cash Collateral, as more fully set forth in the Interim DIP Order.

  (b)           Pre-Petition Debentures

In March 2008, November 2008, July 2009, and August 2009, the Debtors entered into certain Securities Purchase Agreements and a Note Purchase Agreement (collectively, the “Debenture Agreements”) with several investors (the “Pre-Petition Debenture Lenders”). As of June 30, 2010, the Debtors have outstanding indebtedness of approximately the following amounts to the Pre-Petition Debenture Lenders: (i) $17,967,197 to the holders of amended and restated debentures issued in March 2008, net of unamortized OID of approximately $8,947,390; (ii) $10,372,218 to the holders of debentures issued in November 2008, net of unamortized OID of approximately $4,519,032; and (iii) $1,514,245 to the holders of VPP debentures issued in July 2009, net of unamortized OID of approximately $476,893; (iv) $8,221,577 to the holders of debentures issued in July and August 2009, net of unamortized OID of approximately $2,278,425. The Pre-Petition Debenture Lenders are owed in excess of $38,000,000 in valid pre-petition secured debt (net of OID).  In accordance with the applicable Pre-Petition Debenture Agreements, the applicable Pre-Petition Debenture Agent has the right to take any action with respect to the Collateral (as defined in the applicable Pre-Petition Debenture Agreements) on behalf of the Pre-Petition Debenture Lenders, including, without limitation, the right to credit bid for the Assets and accept the Plan Distributions on their behalf.

  (c)           Other Debt

Prior to the Petition Date, the Debtors owed approximately $4.0 million in general unsecured notes, as well as approximately $17.0 million in unsecured debt to utilities, vendors and suppliers in the ordinary course of business. Additionally, the Debtors owed approximately $700,000 in Priority Tax Claims and Priority Non-Tax Claims prior to the Petition Date.

B.           EVENTS LEADING TO THESE BANKRUPTCY CASES

The Debtors entered Chapter 11 due largely to their complex capital structure, lack of liquidity and inability to drive internal growth due to their capital structure and lack of liquidity. Specifically, the Debtors filed for relief under Chapter 11 in order to clean up their balance sheet and capital structure, by converting existing debt to equity, as well as providing a mechanism to address outstanding trade payables. The Debtors worked with their investors and lenders to try to achieve these objectives outside of a formal restructuring process. The parties, however, could not reach agreement on valuation and structure issues.  Accordingly, the parties agreed that a Chapter 11 proceeding would be the most effective way to address the Debtors’ balance sheet and capital structure issues, while ensuring the business was fairly valued for the benefit of all parties in interest.

C.           SIGNIFICANT POST-PETITION EVENTS

On July 23, 2010 (“Petition Date”), the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code.  Immediately after filing the voluntary petitions, the Debtors filed a Motion for Joint Administration of Cases [P-3].  The Court entered an order [P-43] directing consolidation of the cases for procedural purposes and joint administration.

1.          First Day Motions

 On July 23, 2010, the Debtors filed the following "first day" motions and pleadings and the Bankruptcy Court granted the respective orders on such motions:

(a)           Motion for Interim and Final Orders: (A) Prohibiting Utilities from Altering, Refusing or Discontinuing Services to, or Discriminating Against, the Debtors on Account of Prepetition Invoices; (B) Determining that the Utilities are Adequately Assured of Future Payment; (C) Establishing Procedures for Determining Requests for Additional Assurance; and (D) Permitting Utility Companies to Opt Out of the Procedures Established Herein [P-5]; interim order granting same [P-51];

(b)           Motion to (I) Approve Maintenance of Certain Prepetition Bank Accounts and Cash Management System; (II) Continue Use of Existing Checks and Business Forms; and (III) Continue Current Investment Policies [P-6]; order granting same [P-45];

(c)           Debtors’ Motion for Authority to Pay or Honor Prepetition Obligations to Certain Critical Vendors [P-7]; order granting same [P-46];

(d)           Motion for an Order Under 11 U.S.C. §§105(a), 363, 507, and 1107, and 1108 (I) Authorizing Debtors to (A) Pay Prepetition Wages and Salaries, and (B) Pay Prepetition Benefits and to Continue Benefit Programs in the Ordinary Course and (III) Directing Banks to Honor Prepetition Checks for Payment of Prepetition Employee Obligations [P-8]; order granting same [P-47];

(e)           Motion for an Order Authorizing the Debtors to Pay Prepetition Sales, Use, Property and Other Taxes and Related Obligations [P-9]; order granting same [P-48];

(f)            Motion of the Debtors Pursuant to Section 105(a) of the Bankruptcy Code for Order (1) Authorizing the Debtors to Continue to Operate Under and Provide Services Pursuant to its Service Order with Excel Communications; and (2) Directing Excel Communications and Iron Mountain Intellectual Property Management, Inc. to Operate Under the Service Order Pursuant to Section 105(a) of the Bankruptcy Code and Not Take Any Action in Violation of the Automatic Stay [P-11]; interim order granting same [P-52];

(g)           Motion for Order Under 11 U.S.C. §§ 105, 363, 364(c)(1) and (2), and 364(e), Fed.R.Bankr.P. 2002, 4001, and 9014: (I) Authorizing Debtors to Obtain Postpetition Financing on Superpriority and Secured Basis, (II) Permitting the Use of Cash Collateral, (III) Granting Interim Relief, And (IV) Scheduling a Final Hearing Under Fed.R.Bankr.P. [P-22]; interim order granting same [P-67].

2.           Employment of Professionals

(a)          Debtors’ Counsel

(i)            Heller, Draper, Hayden, Patrick & Horn, L.LC.

On August 5, 2010, the Debtors filed an Application by the Debtors for Entry of an Order Authorizing the Employment and Retention of Douglas S. Draper and the Law Firm of Heller, Draper, Hayden, Patrick & Horn, L.LC. (the “Heller Draper Application”) [P-82], seeking the employment of Heller, Draper, Hayden, Patrick & Horn, L.LC., as bankruptcy counsel for the Debtors.  The hearing on the Heller Draper Application is set for August 24, 2010.

(ii)           Womble Carlyle Sandridge & Rice, PLLC

On August 5, 2010, the Debtors filed an Application by the Debtors for Entry of an Order Authorizing the Employment and Retention of Frank Manaco and the Law Firm of Womble Carlyle Sandridge & Rice, PLLC (the “Womble Application”) [P-84], seeking the employment of Womble Carlyle Sandridge & Rice, PLLC., as bankruptcy co-counsel for the Debtors.  The hearing on the Womble Application is set for August 24, 2010.

(iii)           Lance J. M. Steinhart, PC

On August 6, 2010, the Debtors filed an Application by the Debtors for Entry of an Order Authorizing the Employment and Retention of Lance J. M. Steinhart and the law firm of Lance J. M. Steinhart, PC (the “Steinhart Application”)  [P-92], seeking the employment of Lance J. M. Steinhart, PC, as Debtors’ special regulatory counsel.  The hearing on the Steinhart Application is set for August 24, 2010.

(iv)           Shefsky & Froelich

On August 6, 2010, the Debtors filed an Application by the Debtors for Entry of an Order Authorizing the Employment and Retention of Mitchell D. Goldsmith and the law firm of Shefsky & Froelich as Special Counsel for Debtors Pursuant to 11 U.S.C. §§327(e) and 329 (the “Shefsky Application”) [P-91], seeking the employment of Shefsky & Froelich, as Debtors’ special counsel.  The hearing on the Shefsky Application is set for August 24, 2010.

(v)           Akerman Senterfitt LLP

On August 6, 2010, the Debtors filed an Application by the Debtors for Entry of an Order Authorizing the Employment and Retention of Akerman Senterfitt LLP as Special Counsel to the Board of Directors for Capital Growth Systems, Inc. Pursuant to 11 U.S.C. §§327(e) and 329 (the “Akerman Application”) [P-93], seeking the employment of Akerman Senterfitt LLP, as special counsel to the Board of Directors for Capital Growth Systems, Inc.  The hearing on the Akerman Application is set for August 24, 2010.

(b)           Kurtzman Carson Consultants

On the Petition Date, the Debtors filed an Application of Debtors for Under 28 U.S.C. §156(c) and Bankruptcy Rule 2002(f) and Local Rule 2002-1(f) Approving the Agreement with Kurtzman Carson Consultants LLC and Appointing Kurtzman Carson Consultants, LLC as Claims, Noticing, Soliciting and Balloting Agent (“KCC Application”) [P-4], seeking the authority to appoint Kurtzman Carson Consultants, LLC, as the Debtors claims, noticing, soliciting, and balloting agent (the “Voting Agent”). On July 27, 2010, the Bankruptcy Court entered an order granting the KCC Application [P-44].

(c)           Capstone Investments

On August 5, 2010, the Debtors filed an Application of Debtors for Entry of an Order Authorizing Employment and Retention of Capstone Investments as Financial Advisor for Debtors Pursuant to 11 U.S.C. §327(e) and 328(a) (the “Capstone Application”) [P-83] seeking the employment of Capstone Investments (“Capstone”), as financial advisor and investment banker for the Debtors.  The hearing on the Capstone Application is set for August 24, 2010.

3.             DIP Financing/Cash Collateral

On the Petition Date, the Debtors filed Motion for Order Under 11 U.S.C. §§ 105, 363, 364(c)(1) and (2), and 364(e), Fed.R.Bankr.P. 2002, 4001, and 9014: (I) Authorizing Debtors to Obtain Postpetition Financing on Superpriority and Secured Basis, (II) Permitting the Use of Cash Collateral, (III) Granting Interim Relief, And (IV) Scheduling a Final Hearing Under Fed.R.Bankr.P. 4001(c) [P-22] (“DIP Motion”), seeking the Bankruptcy Court’s authority (1) to enter into debtor in possession financing with Downtown CP-CGSY, LLC (“Downtown Capital”) and with certain Pre-Petition Debenture Lenders (“DIP Debenture Lenders” and collectively with Downtown Capital, the “DIP Lenders”) in the total aggregate amount of $10,250,000 (“DIP Financing”), and (2) to use cash collateral.  The Debtors sought approval of DIP Financing and the use of cash collateral in order to assist in their restructuring efforts, to pay critical vendors and utility deposits, to prevent an immediate shutdown, and to pay off the pre-petition secured indebtedness of the Senior Lien Lender

The DIP Motion was set for hearing on July 27, 2010, and the Court entered an Interim Order Granting Emergency Motion for an Order Under 11 U.S.C. §§ 105, 363, 364(c)(1) and (2), and 364(e), Fed.R.Bankr.P. 2002, 4001, and 9014: (I) Authorizing Debtors to Obtain Postpetition Financing on Superpriority and Secured Basis, (II) Permitting the Use of Cash Collateral, (III) Granting Interim Relief, And (IV) Scheduling a Final Hearing Under Fed.R.Bankr.P. 4001(c) (“Interim DIP Order”) [P-67].

Pursuant to the Interim DIP Order, the Bankruptcy Court authorized the Debtors, on an interim basis, to enter into debtor in possession financing with the DIP Lenders in the amount of $9,250,000.  The final hearing on the DIP Motion is scheduled for August 13, 2010.

Prior to the Confirmation Date, any Pre-Petition Debenture Lender that is not already a Tranche B Lender may participate in the DIP Facility as a Tranche B Lender up to such Pre-Petition Debenture Lender’s Pro Rata share of the Pre-Petition Debenture Obligations.

4.	Schedules, Statement of Financial Affairs, Meeting of Creditors, Appointment of Creditors’ Committee, and Pending Litigation

On August 6, 2010, the Debtors filed a Motion of the Debtors Pursuant to Rule 1007(c) of the Federal Rules of Bankruptcy Procedure for an Extension of Time to File Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases, and Statements of Financial Affairs (“Extension Motion”) [P-94], seeking entry of an order extending the fourteen (14) day period to file their schedules and statements of financial affairs for an additional thirty (30) days. The hearing on the Extension Motion is set for August 24, 2010.

The meeting of creditors pursuant to Section 341 of the Bankruptcy Code is scheduled for August 31, 2010.  On August 6, 2010, an unsecured creditors’ committee was appointed in these Chapter 11 Cases [P-88].

Additionally, the Debtors are currently parties to the following lawsuits:

(a)	Southern California Edison Company v. Capital Growth Systems, Inc., Superior Court of California, County of Los Angeles, Northeast District, Case Number: GC 044842.

Southern California Edison Company (“SCE”) filed a lawsuit against Capital Growth Systems, Inc. based upon breach of contract and breach of implied covenant of good fair and fair dealing. On July 14, 2010, SCE filed a request for entry of a default judgment against Capital Growth Systems, Inc.

(b)	Pigat v. International Business Machines Corp., OAO Inc., OAO Technology Solutions, Inc., SBC Global Services, Inc., FNS 2007, Inc., Supreme Court of New York, Case Number: 22248/06T

Pigat involves a personal injury lawsuit pursuant to which FNS 2007, Inc. has been named a Third Party Defendant. FNS 2007, Inc. believes that if it is found liable, its liability insurance will cover any damages imposed upon it.

5.             Motion to Sell

Prior to filing these Chapter 11 Cases, the Debtors, with the assistance of Capstone and in consultation with certain of the prepetition lenders pursued a range of options to address the Debtors’ concerns about their ability to service their debt going forward, including new financing, refinancing and the sale of certain or all of the Debtors’ assets or business. After exploring the strategic alternatives available to them, the Debtors have determined that the best way at this time to maximize the value of their assets for the benefit of their creditors, is to seek a sale of their assets through a sale under section 363 of the Bankruptcy Code as part of a plan confirmation.

Accordingly, on August 9, 2010, the Debtors filed Debtors’ Motion for Entry of (I) An Order Approving and Authorizing (A) Bidding Procedures in Connection with the Sale of Substantially all the Assets of Debtors, (B) Stalking Horse Bid Protections, (C) The Form and Manner of Notice of the Sale Hearing and (D) Other Related Relief, and (II) An Order Approving and Authorizing (A) The Sale of Substantially all of the Assets of the Debtors Free and Clear of Liens, Claims, Interests and Encumbrances, (B) The Assumption and Assignment of Executory Contracts and Unexpired Leases as Part of the Sale and (C) Other Related Relief (the “Sale Motion”), seeking the Bankruptcy Court’s authority (1) to approve certain bidding procedures and (2) to authorize and approve (a) the sale of substantially all of the Debtors’ assets free and clear of all liens, claims, interests and encumbrances and (b) the assumption and assignment of certain executory contracts and unexpired leases.

Pursuant to the Sale Motion, the Debtors shall enter into an Asset Purchase Agreement (“APA”) with Newco, which shall serve as the stalking horse bidder at the auction on the sale of the Acquired Assets (defined in the Sale Motion). Newco is a newly formed company organized by the Pre-Petition Debenture Lenders to acquire substantially all of the Assets of the Debtors.

Prior to embarking on a “sale” plan of reorganization the Debtors (a) evaluated potential alternatives, (b) marketed the transaction aggressively, (c) evaluated and analyzed multiple rounds of competing proposals, and (d) presented all of the foregoing to the members of the board (who, in conjunction with advice from experienced professionals, discharged their fiduciary duties, exercised sound and appropriate business judgment and determined to pursue the sale on the terms of the proposed APA, subject to competitive bidding sanctioned by the Court).

Moreover, even as the Debtors move forward with the sale, Capstone will continue to market the transaction and solicit other offers for the Acquired Assets consistent with the Bidding Procedures and subject to the APA, including, for example, by contacting previously solicited parties, providing acceptable bidders with data room access and requested information and otherwise assisting the Debtors with all efforts to increase transaction value. In this way, the number of bidders that are eligible to participate in a competitive Auction process will be maximized, or, if no Auction is held because no Auction is necessary, the APA purchase price will, conclusively, be fair value. A hearing on the Sale Motion has not yet been scheduled.

D.          PLAN SUPPORT AGREEMENT

In connection with the DIP Financing, the Debtors and the DIP Debenture Lenders negotiated a Plan Support and Restructuring Agreement (“Plan Support Agreement”), which set forth a clear plan for the Debtors’ exit out of bankruptcy, i.e. for a capitalized and healthy post-confirmation entity.  Pursuant to the Plan Support Agreement, the parties agreed to the terms of a pre-negotiated consensual plan of reorganization to be filed with the Bankruptcy Court, and have filed the Plan in accordance with the Plan Support Agreement. Further, to expedite and ensure the implementation of the Debtors’ restructuring, each of the DIP Debenture Lenders agreed to commit, on the terms and subject to the conditions of the Plan Support Agreement and applicable law, if and when solicited in accordance with applicable bankruptcy law, to accept the plan of reorganization and support its confirmation.

IV.    THE PLAN

A.           OVERVIEW OF THE PLAN.

THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN AND THE EXHIBITS THERETO.

The Plan classifies Claims and Interests separately in accordance with the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests. Claims and Interests shall be included in a particular Class only to the extent such Claims or Interests qualify for inclusion within such Class. The Plan separates the various Claims and Interests (other than those that do not need to be classified) into ten (10) separate Classes. These Classes take into account the differing nature and priority of Claims against, and Interests in, the Debtors. Unless otherwise indicated, the characteristics and amounts of the Claims or Interests in the following Classes are based on the books and records of the Debtors.   The classification and the treatment of the Claims and Interests are set forth in Article 2 set forth above.

Only holders of Allowed Claims — Claims that are not in dispute, contingent, or unliquidated in amount and are not subject to an objection — are entitled to receive distributions under the Plan. Until a Disputed Claim or Disputed Interest becomes Allowed, no distributions of Cash or otherwise will be made.  The Debtors believe that they will be able to perform their obligations under the Plan. The Debtors also believe that the Plan permits fair and equitable recoveries.

The Confirmation Date will be the date that the Confirmation Order is entered by the Clerk of the Bankruptcy Court. The Effective Date means the first Business Day on which all conditions to the Effective Date set forth in Article 9.2 of the Plan have been satisfied or waived, (or will be satisfied contemporaneously with or immediately upon the occurrence of the Effective Date) and no stay of the effectiveness of the Confirmation Order is in effect.  The Debtors anticipate that the Effective Date will occur on or prior to November 25, 2010. Resolution of any challenges to the Plan may take time and, therefore, the actual Effective Date cannot be predicted with certainty.

Other than as specifically provided in the Plan, the treatment under the Plan of each Claim and Interest will be in full satisfaction, settlement, release and discharge of all Claims or Interests. The Liquidating Debtors will make all payments and other distributions to be made under the Plan unless otherwise specified, other than distributions to the holders of Allowed Mission Critical Vendor Claims, which are being assumed and paid by the Purchaser in accordance with the APA.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees, DIP Claims, Priority Tax Claims and Priority Non-Tax Claims have not been classified, and the holders thereof are not entitled to vote on the Plan.  Claims and Interests have been placed in Classes which are set forth in Article III of the Plan.  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest also is placed in a particular Class for all purposes, including voting, confirmation and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

B.           MEANS FOR IMPLEMENTATION OF PLAN

1.            Sale of Assets/Reorganization of Debtors

Section 5.11 of the Plan provides:

(a)           Assumption/Assignment.  To the extent not previously transferred under a prior Sale Order, the Debtors shall be authorized on the Effective Date to, among other things, sell, assume, assign and/or transfer the Acquired Assets pursuant to sections 105(a), 363, 365, 1123(b)(4), 1129 and 1146(a) of the Bankruptcy Code under the terms and conditions of the Plan to the Purchaser, and such sale or transfer shall be free and clear of any and all Liens, Interests, Claims, charges and encumbrances. Except as otherwise expressly provided in the Plan, the Debtors are authorized to take any and all actions necessary to consummate the Sale. The actions necessary to effect the Sale may include: (i) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the Debtors and the Purchaser may agree, and (ii) all other actions that the Debtors and the Purchaser determine to be necessary or appropriate in connection with such transactions, including making such filings or recordings that may be required by or appropriate under applicable state law.

(b)           Plan Structure.  The proposed Sale will result in either (i) the transfer of the Acquired Assets to Purchaser pursuant to a sale under section 363 of the Bankruptcy Code; or, (ii) if a Reorganization Election is made, the issuance by the Debtors to Purchaser of 100% of the equity interest of the Reorganized Debtors in consideration of the Sale Proceeds.  Either scenario will provide for substantially similar treatment to holders of Claims and Interests as outlined above, unless otherwise agreed to or as determined by the Bankruptcy Court.  The Debtors and Purchaser will work together to structure the proposed Sale in the form ultimately determined by Purchaser.

(c)           Restructuring Options. If and as directed by the Purchaser and consistent with the Plan, to implement the Plan, the Purchaser and the applicable Debtors or Reorganized Debtors, as the case may be, may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Debtors or Reorganized Debtors, as the case may be, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws under which the applicable Debtors are presently incorporated. Such restructuring may include a debt-for-equity exchange, one or more mergers, consolidations, restructurings, dispositions, liquidations, dissolutions or reincorporations, as may be determined by the Purchaser to be necessary or appropriate. The actions to effect such restructuring may include, at the Purchaser’s option (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree, (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

(d)           Preservation of Tax Attributes. In the event of a restructuring, as set forth above in Article 5.1(c), Purchaser shall have the right, in accordance with applicable non-bankruptcy law, to structure the Sale in a tax efficient manner, so as to preserve and maximize (to the extent feasible) the Debtors’ historical tax attributes or, in lieu thereof, to achieve a step-up in basis of the Acquired Assets.  As directed by and in consultation with Purchaser, the Debtors shall take any and all actions reasonably necessary to achieve the foregoing.

2.            Vesting of Assets

Section 5.2 of the Plan provides:

(a)           Assets of the Debtors. To the extent not previously transferred under a prior Sale Order or an APA, on and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in this Plan or in the Confirmation Order, all Acquired Assets of the Debtors’ Estates, including all claims, rights and Retained Causes of Action other than the Debtors’ Retained Causes of Action, shall vest in the Purchaser free and clear of all Claims, Liens, charges, other encumbrances and Interests.  On the Effective Date, the Debtors’ Retained Causes of Action shall vest in the Liquidating Debtors or Reorganized Debtors, as applicable.

(b)           Avoidance Actions.  Any Unreleased Avoidance Actions shall vest in the Purchaser on the Effective Date to the extent provided in the APA and, to the extent not so provided in the APA, in the Liquidating Debtors or Reorganized Debtors, as applicable.4  Upon and after the Effective Date, the Purchaser, or the Liquidating Debtors or Reorganized Debtors, as applicable, shall have the authority to analyze, continue, commence, prosecute, settle and realize upon the Unreleased Avoidance Actions in its discretion without any requirement of notice or Bankruptcy Court approval, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order. To the extent necessary, following the Effective Date, the Purchaser, or the Liquidating Debtors or Reorganized Debtors, as applicable, shall be deemed to be a judicial substitute for the Debtors as the party-in-interest with respect to such Unreleased Avoidance Actions and the representative of the Estates with respect to such Unreleased Avoidance Actions pursuant to section 1123(b)(3)(B).

4 The Debtors are generally only retaining Avoidance Actions against persons, firms or entities that are not customers, business partners, or ongoing relationships of the Debtors’ business, including, but not limited to, those who are Mission Critical Vendors.

(c)           Subsidiary Debtors’ Interests.  In the event of a Reorganization Election, the Subsidiary Debtors’ Interests in any Reorganized Debtor may vest fully in such Reorganized Debtor or Debtors corresponding to the Debtor or Debtors that held such Debtor’s ownership Interests prior to the Effective Date, in each case, free and clear of all Liens, Claims, encumbrances and other liabilities, without express or implied limitation, Claims against or Interests in such Debtors.

3.            Exit Capital Requirements Plan Funding.

Except as otherwise provided in the Plan or the APA, the Exit Capital Requirements Funding shall be used by the Liquidating Debtors: (i) to pay in full Allowed Administrative Expense Claims, Tranche A DIP Facility Claims, Tranche B DIP Facility Claims (to the extent applicable), Allowed Fee Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims, and (ii) to provide a sufficient reserve for the payment of Wind Down Costs.  For the avoidance of doubt and notwithstanding anything to the contrary herein, unless a Reorganization Election is made, Newco shall only be required to fund the Exit Capital Funding amount and other Assumed Liabilities set forth in Schedule 2 of the Plan Support Agreement and Wind Down Costs set forth in the Wind Down Budget.

4.           Continued Corporate Existence and Authority to Implement.

Section 5.4 of the Plan provides:

(a)           From and after the Effective Date, each of the Liquidating Debtors shall be managed and administered by the Plan Administrator, who shall be appointed the sole manager of each of the Liquidating Debtors and shall have full authority to administer the provisions of the Plan. The Liquidating Debtors may employ one or more Persons to assist in performing duties under the Plan. On and after the Effective Date, the Liquidating Debtors may effectuate the Wind Down of the Estates, including (i) payment of all Wind Down Costs, (ii) resolving Disputed Claims, if any, and (iii) effectuating distributions to holders of Allowed Claims and Allowed Interests; (iv) otherwise implementing the Plan, the Wind Down and the closing of the Bankruptcy Cases; and (v) undertaking such other matters relating to implementation of the Plan as are deemed necessary and appropriate by the Liquidating Debtors. The Liquidating Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

(b)           The Liquidating Debtors will continue to exist after the Effective Date to the extent needed to operate the Non-Transferred Assets in accordance with the Management Agreement subsequent to closing on the Sale until such Non-Transferred Assets are transferred to Purchaser.

(c)           Notwithstanding any transfer of Causes of Action to the Purchaser, the Liquidating Debtors shall retain the right to assert such Causes of Action solely for the purpose of asserting defenses against Claims which have been or are asserted against the Debtors, provided, however, the Liquidating Debtors may only object to Mission Critical Vendor Claims or Claims that are Assumed Liabilities if and as directed by Purchaser.

(d)           Except as otherwise provided in the Plan, the Liquidating Debtors will continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized, for the purposes of satisfying their obligations under the Plan, including making distributions as required under the Plan and effectuating the Wind Down. Except as otherwise directed by the Purchaser pursuant to Article 5.1(c), on or after the Effective Date, the Liquidating Debtors, in their sole and exclusive discretion, may take such action as permitted by applicable law as such Liquidating Debtors may determine is reasonable and appropriate, including, but not limited to, causing: (i) a Liquidating Debtor to be merged into another Liquidating Debtor; (ii) a Liquidating Debtor to be dissolved; (iii) the legal name of a Liquidating Debtor to be changed; or (iv) the closing of a Liquidating Debtor’s case after the Final Distribution Date.

5.            Plan Administrator.

Section 5.5 of the Plan provides:

(a)           Appointment. The Debtors and the Purchaser shall jointly designate a person, who will serve as the Plan Administrator; provided, however, that the Plan Administrator shall be subject to removal by the Bankruptcy Court for cause shown at any time.

(b)           Immunity.  The Plan Administrator shall not be liable for any action it takes or omits to take that it believes in good faith to be authorized or within its rights or powers unless it is ultimately and finally determined by a court of competent jurisdiction that such action or inaction was the result of fraud, gross negligence or willful misconduct.

(c)           Resignation, Death or Removal. The Plan Administrator may be removed by the Bankruptcy Court upon application for good cause shown. In the event of the resignation or removal, liquidation, dissolution, death or incapacity of the Plan Administrator, the Liquidating Debtors shall designate another person to become Plan Administrator and thereupon the successor Plan Administrator, without any further act, shall have all of the rights, powers, duties and obligations of its predecessor.

(d)           Authority of Plan Administrator. The Plan Administrator shall have the authority on behalf of the Liquidating Debtors to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform the Liquidating Debtors’ duties under the Plan; (ii) make all applicable distributions or payments contemplated hereby; (iii) employ professionals to represent the Liquidating Debtors with respect to the Liquidating Debtors’ responsibilities, and (iv) exercise such other powers as may be vested in the Liquidating Debtors by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to the Plan, or as deemed by the Plan Administrator to be necessary and proper to implement the provisions hereof.

(e)           Expenses Incurred on or After the Effective Date. Except as otherwise provided in the Plan, after consultation with and agreement of Purchaser, the amount of any reasonable fees and expenses incurred by the Plan Administrator on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses and reasonable compensation and reimbursement of expenses to the Plan Administrator) of the Liquidating Debtors shall constitute Wind Down Costs and shall be paid in Cash from proceeds available for such expenses pursuant to the Plan without notice or hearing or any order of the Bankruptcy Court.

6.            Wind Down of the Debtors’ Estates.

Section 5.6 of the Plan provides:

(a)           The Plan Administrator shall oversee the Liquidating Debtors’ Wind Down and shall cause the Liquidating Debtors to make distributions to, and otherwise hold all property of the Liquidating Debtors for the benefit of, holders of Allowed Claims and Allowed Interests consistent and in accordance with the Plan and the Confirmation Order. The Liquidating Debtors (including the Plan Administrator) shall not be required to post a bond in favor of the United States.

(b)           Except as otherwise provided in the Plan, the Plan Administrator shall have the power and authority to perform the following acts on behalf of the Liquidating Debtors, in addition to any powers granted by applicable non-bankruptcy law or conferred by any other provision of the Plan or orders of the Bankruptcy Court: (i) take all steps and execute all instruments and documents necessary to make distributions to holders of Allowed Claims, the appropriate Pre-Petition Debenture Agent and the Tranche B Agent, as applicable; (ii) object to Claims as provided in the Plan and prosecute such objections; (iii) resolve, compromise and/or settle any objections to the amount, validity, priority, treatment, allowance or priority of Claims, Administrative Expenses, or Interests; (iv) comply with the Plan and the obligations hereunder; (v) if necessary, employ, retain, or replace professionals to represent the Liquidating Debtors with respect to their responsibilities; (vi) establish, replenish or release reserves as provided in the Plan, as applicable; (vii) take all actions necessary or appropriate to enforce the Debtors’ or Liquidating Debtors’ rights under the Auction Sale Order or any Sale Order, and any related document and to fulfill, comply with or otherwise satisfy the Debtors’ or Liquidating Debtors’ covenants, agreements and obligations under any APA and any related document; (viii) make all determinations on behalf of the Debtors or Liquidating Debtors under any APA; (ix) prepare and file applicable tax returns for any of the Debtors or Liquidating Debtors; (x) deposit funds of the Liquidating Debtors, draw checks and make disbursements consistent with the terms of the Plan; (xi) purchase or continue insurance protecting the Debtors, the Liquidating Debtors, Plan Administrator and the property of the Liquidating Debtors; (xii) seek entry of a final decree in any of the Bankruptcy Cases at the appropriate time; prosecute, resolve, compromise and/or settle any litigation; (xiii) abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization (as such term is described in Internal Revenue Code section 501(c)(3) (whose contributions are deductible under Internal Revenue Code section 170)) of the Plan Administrator’s choice, any assets that are of no material benefit, including distributable Cash hereunder; and (xiv) take such other action as the Plan Administrator may determine to be necessary or desirable to carry out the purpose of the Plan.

(c)           Except as otherwise provided in an executed Management Agreement, following the Effective Date, the Liquidating Debtors shall not engage in any business activities or take any actions except those necessary in the judgment of the Liquidating Debtors to effectuate the Plan, the Wind Down and the compliance with any obligations under any APA or Sale Order. On and after the Effective Date, the Liquidating Debtors may take such action and settle and compromise Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order.

7.            Credit Agreements, Existing Securities and Agreements.

Section 5.7 of the Plan provides that except as otherwise provided in the Plan, to the extent not previously canceled and discharged under a prior Sale Order, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim against or Interest in a Debtor (other than any Subsidiary Debtors’ Interests) and any rights of any holder in respect thereof, including any security interests or Liens in Assets of the Debtors, shall be deemed, discharged and of no force or effect against the Debtors, the Liquidating Debtors, the Assets and the Purchaser. The holders of or parties to such instruments, securities and other documentation (other than any Subsidiary Debtors’ Interests) will have no rights arising from or relating to such instruments, securities and other documentation against the Debtors, Liquidating Debtors, Purchaser or the Assets, except the rights expressly provided for in the Plan, but shall reserve any and all rights arising therein against all other Persons, unless specifically released under the Plan.

8.           Assumed Liabilities.

Unless otherwise provided in the Plan, any order of the Bankruptcy Court, or any APA, to the extent not previously accomplished under a prior Sale Order, on the Effective Date, the Purchaser shall be responsible for payment and satisfaction of all Assumed Liabilities. All Persons holding Claims and Interests arising out of or concerning any Assumed Liability shall be forever barred, estopped and permanently enjoined from asserting against the Debtors, Liquidating Debtors or the Plan Administrator or any of their property, such Persons’ Claims or Interests (as applicable) arising out of or concerning such Assumed Liabilities.  For the avoidance of doubt and notwithstanding anything to the contrary herein, unless a Reorganization Election is made, Newco shall only be required to fund the Exit Capital Funding amount and other Assumed Liabilities set forth in Schedule 2 of the Plan Support Agreement and Wind Down Costs set forth in the Wind Down Budget.

9.            Cancellation of Certain Existing Security Interests.

Section 5.9 of the Plan provides that to the extent not previously accomplished under a prior Sale Order, upon satisfaction of an Allowed Secured Claim in accordance with the provisions of the Plan, all Liens and Encumbrances securing such Allowed Secured Claims shall be automatically cancelled and released and shall be of no effect whatsoever against the Assets, and, without limiting the foregoing, at the request of the Liquidating Debtors or the Purchaser, the holders of any Allowed Secured Claims in Classes 1, 2, 3, 4 and 5 shall execute and deliver to the Purchaser any termination statements, instruments of satisfaction, or releases of all security interests with respect to their Secured Claims that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens. Upon satisfaction of the Secured Claims in Classes 1, 2, 3, 4, and 5 pursuant to the terms of the Plan, to the extent deemed necessary or appropriate by the Purchaser, the Liquidating Debtors shall have the authority on behalf of and in the name of the holders of the Secured Claims in Classes 1, 2, 3, 4, and 5 to execute, deliver and file documents to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

10.           Managers, Officers and any Boards of Directors.

Section 5.10 of the Plan provides:

(a)           Officers and Managers. The managers and any officers of the Debtors immediately prior to the Effective Date, in their capacities as such, shall be deemed removed from such positions as of the Effective Date.

(b)           Boards. The members of any board of directors or board of managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing authority with respect to the Liquidating Debtors on or after the Effective Date and each such member will be deemed to have resigned on the Effective Date.

(c)           Plan Administrator as Sole Manager, Officer and Director. The Plan Administrator  shall be the sole manager, officer and sole member of any board of directors and/ or board of managers of each of the Liquidating Debtors from and following the Effective Date without the need for board or shareholder or membership  vote and without any requirement of further action by any members, stockholders, managers, officers, or boards of  directors or managers of the Debtors and shall have all rights of a manager, officer and director of the Liquidating Debtors under applicable non-bankruptcy law, and all rights conferred under the Confirmation Order and the Plan.

11.          Corporate Action.

Section 5.11 of the Plan provides:

(a)           Entry of the Confirmation Order shall establish conclusive corporate and other authority (and evidence of such corporate and other authority) required for each of the Debtors or Liquidating Debtors, as applicable, to undertake any and all acts and actions required to implement or contemplated by the Plan (including, without limitation, the execution and delivery of any APA), and such acts and actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without the need for board or shareholder or membership  vote and without any requirement of further action by any members, stockholders, managers, officers, or boards of  directors or managers of the Debtors.

(b)           On the Effective Date, the Liquidating Debtors (through the Plan Administrator) are authorized to execute and/or deliver the agreements, documents and instruments contemplated by the Plan, and any APA and any Plan Documents, and any schedules, exhibits or other documents attached thereto or contemplated thereby, in the name and on behalf of the Debtors and the Liquidating Debtors.

(c)           Upon entry of a final decree in each Bankruptcy Case, unless otherwise reorganized in accordance with Article V of the Plan or not previously dissolved, the applicable Liquidating Debtor shall be deemed automatically dissolved and wound up without any further action or formality which might otherwise be required under applicable non-bankruptcy laws.

V.      CONDITIONS PRECEDENT TO
CONSUMMATION OF THE PLAN

A.           CONDITIONS PRECEDENT TO CONFIRMATION

Section 9.1 of the Plan provides that confirmation of the Plan is subject to entry of the Confirmation Order by the Bankruptcy Court in form and substance reasonably acceptable to the Debtors, DIP Lenders and the Purchaser.

B.           CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

Section 9.2 of the Plan provides that the occurrence of the Effective Date is subject to the satisfaction of the following conditions precedent (or conditions subsequent with respect to actions that are to be taken contemporaneously with or immediately upon the occurrence of the Effective Date).  With respect to the conditions set forth in (a), (b), and (d) below, the Debtors and the Purchaser may jointly waive any such condition.  With respect to the conditions set forth in (c) below, only the Purchaser may waive any such condition.

a)           The Confirmation Order in form and substance reasonably acceptable to the Debtors, the Tranche A Lender, the Tranche B Lenders and Purchaser shall have become a Final Order, and shall not be stayed, provided that the Effective Date may occur if the Confirmation Order is not a Final Order at the option of the Purchaser;

b)           The Plan Documents, including any Management Agreement, shall have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by a Debtor that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;

c)           All material governmental, regulatory and third party approvals, authorizations, certifications, rulings, no action letters, opinions, waivers, and/or consents in connection with the Plan, if any, have been obtained (unless failure to do so will have a material adverse effect on the Debtors) and remain in full force and effect, and there exists no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the consummation of the Plan;

d)           Closing on the Sale of the Assets shall have occurred or shall occur on the Effective Date, and the Liquidating Debtors shall have received from the Purchaser the Sale Proceeds.

C.          FILING NOTICE OF EFFECTIVE DATE

Section 9.3 of the Plan provides that within two (2) Business Days of the occurrence of the Effective Date, the Liquidating Debtors shall file a notice of occurrence of the Effective Date signed by the counsel for the Debtors in Possession and, if different, counsel to the Liquidating Debtors, in the record of the Bankruptcy Court reflecting (a) that the foregoing conditions to the occurrence of the Effective Date have been satisfied or waived by the Debtors and any other person whose consent or waiver is required, (b) the date of the Effective Date, and (c) acknowledging that the Effective Date has occurred on and as of such date.

VI.    EFFECT OF CONFIRMATION OF PLAN

A.           BINDING EFFECT

Section 10.1 of the Plan provides that subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

B.           TERM OF PRE-CONFIRMATION INJUNCTIONS OR STAYS

Section 10.2 of the Plan provides that unless otherwise provided in the Plan, all injunctions or stays arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

C.           INJUNCTION AGAINST INTERFERENCE WITH PLAN

Section 10.3 of the Plan provides that upon the entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

D.           INJUNCTION

Section 10.4 of the Plan provides that except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Assets, the Debtors, the Liquidating Debtors, or any of their property, or any direct or indirect transferee of any property of or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Assets, the Debtors, the Liquidating Debtors or any of their property, or any direct or indirect transferee of any property of or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Assets, the Debtors, the Liquidating Debtors or any of their property, or any direct or indirect transferee of any property of or successor in interest to, any of the foregoing Persons (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the Injunctions set forth in this Section.

E.           RELEASES

Section 10.5 of the Plan provides the following with respect to Releases:

1.           Releases by the Debtors. As of the Effective Date, and subject to its occurrence, for the good and valuable consideration provided by each of the Released Parties, any and all claims of the Debtors against any of the Released Parties based in whole or in part upon any act, omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date shall be forever released and discharged.

2.           Releases by Holders of Claims. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date: (i) each holder of a Claim or Interest that voted to accept the Plan; and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors under the Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, and each Person (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, shall be deemed to have unconditionally released the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

F.	EXCULPATION AND LIMITATION OF LIABILITY

Section 10.6 of the Plan provides that none of the Released Parties or the Liquidating Debtors or the Plan Administrator shall have any liability to any Entity for any act or omission in connection with or arising out of the negotiation of the Plan, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of the Plan, the consummation of the Plan, the transactions contemplated and effectuated by the Plan, the administration of the Plan, or the property to be distributed under either such plan or any other act or omission during the administration of the Chapter 11 Cases or the Debtors’ Estates.  In all respects, each of the foregoing shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

G.	INJUNCTION RELATED TO RELEASES AND EXCULPATION

Section 10.7 of the Plan provides that upon the Effective Date, except as otherwise provided in the Plan, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 10.5 and 10.6 of the Plan. Such injunction shall extend to Purchaser and their respective properties and interests in property.

H.	DISCHARGE

Section 10.8 of the Plan provides that except as otherwise provided in the Plan, to the fullest extent permitted by applicable law (a) on the Effective Date, the Confirmation Order will operate as a discharge under Bankruptcy Code section 1141(d)(1), and release of any and all Claims, debts (as such term is defined in Bankruptcy Code section 101(12)), Liens, security interests and encumbrances of and against all property of each of the Debtors that arose before confirmation, including without limitation, any Claim of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i) and all principal and interest, whether accrued before, on or after the Petition Date, regardless of whether (i) a proof of claim in respect of such Claim has been filed or deemed filed, (ii) such Claim has been Allowed pursuant to Bankruptcy Code section 502, or (iii) the holder of such Claim has voted on the Plan or has voted to reject the Plan; and (b) from and after the Confirmation Date, (x) all holders of Claims will be barred and enjoined from asserting against the Debtors entitled to such discharge pursuant to the Plan any Claims, debt (as defined in Bankruptcy Code section 101(12)), Liens, security interests and encumbrances of and against all property of each of the Debtors and (y) the Debtors will be fully and finally discharged of any liability or obligation on Disallowed Claims and Disallowed Interests.  Except as otherwise specifically provided in the Plan, nothing in the Plan will be deemed to waive, limit or restrict in any manner the discharge granted upon confirmation of the Plan pursuant to Bankruptcy Code section 1141.

I.	RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.

Section 10.9 of the Plan provides that except as expressly provided otherwise in the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law.

J.	NO SUCCESSOR LIABILITY

Section 10.10 of the Plan provides that except as otherwise expressly provided in the Plan or an APA, the Purchaser shall have no responsibility for any liabilities or obligations of the Debtors, the Liquidating Debtors, the Plan Administrator or any other party relating to or arising out of the operations of or Assets of the Debtors, arising prior to the Effective Date. The Purchaser is not, and shall not be deemed to be, a successor to any of the Debtors or Liquidating Debtors by reason of any theory of law or equity, and the Purchaser shall not have any successor or transferee liability of any kind or character, except that the Purchaser shall assume the Assumed Liabilities under the terms and subject to the conditions set forth in the Plan or an APA.

VII.  EXECUTORY CONTRACTS

A.	GENERAL TREATMENT

Section 8.1 of the Plan provides that to the extent not previously assumed or rejected pursuant to an earlier Sale Order,

(a).          As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases of the Debtors shall be deemed to be rejected by the applicable Debtor as of the Effective Date, except for any executory contract or unexpired lease that: (i) previously has been assumed and assigned or assumed pursuant to an order of the Bankruptcy Court; (ii) is designated in an APA as a contract or lease to be assumed or assumed and assigned to a Purchaser (such list of contracts and leases to be assumed, the “Schedule of Assumed Contracts and Leases”); or (iii) is the subject of a separate motion to assume or assume and assign or to reject under section 365 of the Bankruptcy Code pending on the Effective Date. For the avoidance of doubt, the Debtors may add any executory contract or unexpired lease to the Schedule of Assumed Contracts and Leases, thereby providing for the assumption or assumption and assignment of such executory contract or lease pursuant to the terms of the Plan, or move to reject any executory contract or unexpired lease (including any such contracts or leases on the Schedule of Assumed Contracts and Leases), thereby providing for its rejection pursuant to the terms of the Plan, at any time prior to the Effective Date. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assumptions and assignments and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Listing a contract or lease in the Schedule of Assumed Contracts and Leases or rejecting any contract or lease shall not constitute an admission by the applicable Debtor that the applicable Debtor has any liability thereunder.

(b)           Subject to Section 8.2 of the Plan, entry of the Confirmation Order shall, subject to the occurrence of the Effective Date, constitute: (i) the approval, pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code, of the assumption and/or assumption and assignment of the executory contracts and unexpired leases assumed and/or assigned pursuant to Section 8.1(a) and Section 8.1(b) of the Plan; and (ii) the approval, pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1(a) and Section 8.1(b) of the Plan.

B.	CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

Section 8.2 of the Plan provides:

(a)           Treatment:  Except as otherwise provided in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as Unsecured Claims. All such Claims shall be discharged on the Effective Date, and shall not be enforceable against the Debtors, the Liquidating Debtors, the Assets, the Purchaser or their respective properties or interests in property (and, for the avoidance of doubt, such rejected contracts and leases shall not constitute Assumed Liabilities).

(b)          Deadline: To the extent not otherwise provided pursuant to an earlier Sale Order, each Person who is a party to a contract or lease rejected under the Plan must file with the Bankruptcy Court and serve on the Debtors or, if after the Effective Date, on the Liquidating Debtors, no later than the earlier of (i) thirty (30) days after the entry of an order for the rejection of such contract or lease or (ii) thirty (30) days after the Effective Date, a proof of claim for damages alleged to arise from the rejection of the applicable contract or lease or be forever barred from filing a Claim, or sharing in distributions under the Plan, related to such alleged rejection damages.

C.	CURE OF DEFAULTS FOR ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 8.3 of the Plan provides that to the extent not previously assumed or rejected pursuant to an earlier Sale Order and, with respect to Cure Costs, to the extent not previously set pursuant to an earlier order of the Bankruptcy Court,

(a)           Assumption Notice: The Debtors shall serve a notice (the “Assumption Notice”) (which may be part of or included with the Schedule of Assumed Contracts and Leases) on the applicable counterparty of the potential, assumption, or assumption and assignment, of a executory contracts and unexpired leases that are anticipated to be assumed or assumed and assigned to a Purchaser (the “Assumed Leases and Contracts”) in connection with the Sale of the Assets and the amount, if any, that the Debtors contend is the amount needed to cure any defaults and to pay any pecuniary losses with respect to such Assumed Leases and Contracts (the “Cure Costs”); provided however, if the Debtors identify additional executory contracts and unexpired leases that might be assumed by the Debtors or assumed and assigned to a Purchaser, the Debtors will promptly send a supplemental Assumption Notice to the applicable counterparties to such contract or lease.

(b)           Time for Payment of Cure Costs: Except to the extent otherwise agreed in writing by the Debtors, Purchaser and the non-Debtor party or parties to each such Assumed Lease and Contract to be assigned to a Purchaser, the Purchaser (or the Debtors if so specified in the APA) shall cure any monetary defaults arising under each executory contract and lease to be assumed pursuant to the Plan and assigned to the Purchaser pursuant to Section 8.1(a) or Section 8.1(b) of the Plan, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost on the later of: (i) the Effective Date or as soon thereafter as is reasonably practicable; (ii) the date on which the Cure Cost has been resolved (either consensually or through judicial decision at the Cure Dispute Hearing, subject, in any such case, to the terms and conditions of any APA) or as soon thereafter as is reasonably practicable; and (iii) such other date as mutually agreed upon by the Debtors, Purchaser and the non-Debtor party or parties to each such Assumed Lease and Contract to be assigned to a Purchaser. To the extent an Assumed Lease or Contract is not to be assigned to a Purchaser, the Debtors shall cure monetary defaults on the later of (i) the Effective Date or as soon thereafter as is reasonably practicable; (ii) the date on which the Cure Cost has been resolved (either consensually or through judicial decision at the Cure Dispute Hearing, subject, in any such case, to the terms and conditions of any APA) or as soon thereafter as is reasonably practicable; and (iii) such other date as mutually agreed upon by the Debtors and the non-Debtor party or parties to each such Assumed Lease and Contract.

(c)           Objections to Cure Costs:  Any party that fails to timely object to the applicable Cure Cost listed on the Assumption Notice by the deadline set forth in the Assumption Notice: (a) shall be forever barred, estopped and enjoined from (x) disputing the Cure Cost relating to any executory contract or unexpired lease set forth in the Assumption Notice, (y) asserting any Claim against the applicable Debtor or the Purchaser or their properties arising under section 365(b)(1) of the Bankruptcy Code other than as set forth on the Assumption Notice; and (b) shall be deemed to have consented to the assumption or the assumption and assignment of such executory contract and unexpired lease and shall be forever barred and estopped from asserting or claiming against the Debtors, the Liquidating Debtors, the Purchaser or any other assignee of the relevant executory contract or unexpired lease that any additional amounts are due or defaults exist, or conditions to assumption or assumption and assignment of such executory contract or unexpired lease must be satisfied (pursuant to section 365(b)(1) of the Bankruptcy Code or otherwise). Any objection relating to the Cure Cost shall specify the Cure Cost proposed by the counterparty to the applicable contract or lease.

(d)           Cure Dispute Hearing:  In the event of a timely objection (a “Cure Dispute”) regarding: (i) any Cure Cost; (ii) the ability of the Debtors or the Purchaser to demonstrate “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under any contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption or assumption and assignment, a Hearing will be held by the Bankruptcy Court to consider any such objection (a “Cure Dispute Hearing”).  The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made at the time set forth in Section 8.3(b) of the Plan following the entry of a Final Order resolving such Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to a Cure Cost, the applicable Debtor may assume or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that the Purchaser (or the Debtors if such Assumed Contract or Lease is not to be assigned to a Purchaser) establishes a reserve containing Cash in an amount sufficient to pay the full amount asserted as cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined unfavorably to the applicable Debtor in its judgment, then such contract or lease shall not be assumed under the Plan and the Debtor, or the Liquidating Debtor if after the Effective Date, shall have the right to reject the applicable executory contract or unexpired lease effective as of the Effective Date after such determination at the Cure Hearing.

D.	COMPENSATION AND BENEFIT PROGRAMS

Section 8.4 of the Plan provides that to the extent any exist, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date shall be rejected as the Effective Date.

VIII.        PROCEDURES FOR RESOLVING CLAIMS

A.	OBJECTIONS TO CLAIMS AND INTERESTS

Section 7.1 of the Plan provides that the Liquidating Debtors shall be entitled to object to Claims and Interests after the Effective Date, provided, however, the Liquidating Debtors may only object to Mission Critical Vendor Claims or Claims that are Assumed Liabilities if and as directed by Purchaser. Any objections to those Claims (other than Administrative Expense Claims) and Interests, shall be filed no later than one-hundred twenty (120) days after the Effective Date, subject to any extensions granted pursuant to further order of the Bankruptcy Court, which extensions may be obtained by the Liquidating Debtors without notice upon ex parte motion.  Any Claims and Interests filed after the Bar Date shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the holder if the objecting party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim; or (iii) on any counsel that has appeared on the holder’s behalf in the Bankruptcy Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Liquidating Debtors, in consultation with Purchaser, may settle or compromise any Disputed Claim or Disputed Interest without need for notice or approval of the Bankruptcy Court.

B.	DISPUTED CLAIMS AND DISPUTED INTERESTS

Section 7.2 of the Plan provides:

(a)           No Distributions or Payments Pending Allowance. Except as provided in Section 7.3, Disputed Claims and Disputed Interests shall not be entitled to any Plan Distributions unless and until such Disputed Claims or Disputed Interests become Allowed Claims or Allowed Interests.

(b)           Plan Distributions to Holders of Subsequently Allowed Claims and Allowed Interests. On each Distribution Date (or such earlier date as determined by the Liquidating Debtors in their sole discretion but subject to Section 7.3), the Liquidating Debtors or Purchaser, as the case may be, will make distributions or payments: (i) on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest since the occurrence of the previous Distribution Date; and (ii) on account of previously Allowed Claims or Allowed Interests of property that would have been distributed or paid to the holders of such Claims or Interests on the dates distributions previously were made to holders of Allowed Claims or Allowed Interests in such Class had the Disputed Claims or Disputed Interests that have become Allowed Claims or Allowed Interests been Allowed on such dates. The Liquidating Debtors, or Purchaser, as the case may be, shall distribute in respect of such newly Allowed Claims or Allowed Interests the Plan Consideration as to which holders of such Claims or Interests would have been entitled under the Plan if such newly Allowed Claims or Allowed Interests were fully or partially Allowed, as the case may be, on the Effective Date, less direct and actual expenses, fees, or other direct costs of maintaining Plan Consideration on account of such Disputed Claims and Disputed Interests.

(c)           Distribution of Reserved Plan Consideration Upon Disallowance.  Except as otherwise provided in the Plan, to the extent any Disputed Claim or Disputed Interest has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), any Plan Consideration held by the Liquidating Debtors on account of, or to pay, such Disputed Claim or Disputed Interest, including amounts held in any reserve, shall become the sole and exclusive property of the Liquidating Debtors and shall be applied in accordance with the terms of the Plan.

C.	ESTIMATION OF CLAIMS

Section 7.3 of the Plan provides that for purposes of calculating and making distributions under the Plan, the Liquidating Debtors shall be entitled to estimate, in good faith and with due regard to litigation risks associated with Disputed Claims, the maximum dollar amount of Allowed and Disputed Claims, inclusive of contingent and/or unliquidated Claims in a particular Class. The Liquidating Debtors may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

D.	NO RECOURSE

Section 7.4 of the Plan provides that notwithstanding that the Allowed amount of any particular Disputed Claim or Disputed Interest is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by the Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims or Allowed Interests in the respective Class, no such holder shall have recourse against the Debtors, the Liquidating Debtors, Plan Administrator, the Purchaser, or any of their respective professionals, consultants, officers, directors, employees or members or their successors or assigns, or any of their respective property, or the Assets. However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code, nor shall it modify or limit the ability, if any, of claimants to seek disgorgement to remedy any unequal distribution from parties other than those released under this section. THE ESTIMATION OF CLAIMS AND THE ESTABLISHMENT OF RESERVES UNDER THE PLAN MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

E.	EXPENSES INCURRED ON OR AFTER THE EFFECTIVE DATE

Section 7.5 of the Plan provides that except as otherwise ordered by the Bankruptcy Court, in accordance with Article 5.6(5) of the Plan, the reasonable fees and expenses of the Plan Administrator and the reasonable fees and expenses incurred by any Professional Person retained by the Liquidating Debtors on or after the Effective Date in connection with implementation of the Plan, including without limitation, reconciliation of objection to, and settlement of Claims, shall constitute Wind Down Costs and shall be paid in Cash by the Liquidating Debtors from proceeds available for such payments pursuant to the Plan.

IX.  CERTAIN MISCELLANEOUS PROVISIONS

A.	SURRENDER OF INSTRUMENTS

Section 12.1 of the Plan provides that the Liquidating Debtors may in their discretion require as a condition to participation under the Plan, that the holder of a note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Liquidating Debtors, or their designee (unless such holder’s Claim will be reinstated by the Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate the Plan; provided, however, that if a claimant is a holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the holder but which instead is held in book-entry form then the Liquidating Debtors or the indenture trustee for such equity security, note, debenture or other evidence of indebtedness shall waive the requirement of surrender. Except as otherwise provided in this section, if no required surrender of a security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Liquidating Debtors, that such security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such security, note, debenture or other evidence of indebtedness thereof.

B.	EXEMPTION FROM CERTAIN TRANSFER TAXES

Section 12.2 of the Plan provides that to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors or the Liquidating Debtors, including the transfers effectuated under the Plan, the sale by the Debtors or Liquidating Debtors Assets pursuant to section 363(b) of the Bankruptcy Code or the Plan, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

C.	EXEMPTION FROM SECURITIES LAWS

Section 12.3 of the Plan provides that the New Common Stock, including the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, shall be exempt from registration under any federal, state or local law, rule or regulation pursuant to Section 1145 of the Bankruptcy Code or other applicable law.  Any person who solicits or participates in the offer, issuance, sale or purchase of the New Common Stock, including the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, issued under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule or regulation governing solicitation of acceptance or rejection of the Plan or the offer, issuance, sale or purchase of securities pursuant thereto. The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors and the Purchaser (and their respective affiliates, agents, directors, managers, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered and sold under the Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

D.	RETIREE BENEFITS

Section 12.4 of the Plan provides that on and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, payments in respect of retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, shall be continued for the duration of the period for which the Debtors had obligated themselves to provide such benefits. Nothing in the Plan shall: (i) restrict Purchaser’s right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (ii) be construed as an admission that any such retiree benefits are owed by the Debtors.

E.	DISSOLUTION OF CREDITORS’ COMMITTEE

Section 12.5 of the Plan provides that any Creditors’ Committee shall be automatically dissolved on the later of: (i) the Effective Date; and (ii) the conclusion of any appeals with respect to the Confirmation Order (but such functions shall relate solely to services performed related to such appeal), and the Creditors’ Committee shall be deemed dissolved as of such date except with respect to the review and prosecution of Fee Claims and any objections thereto. Following the Effective Date, the attorneys and financial advisors, if any, to the Creditors’ Committee shall be entitled to assert any reasonable claims for compensation for services rendered or reimbursement for expenses incurred after the Effective Date in connection with the pursuit of their own Fee Claims or the representation of the Creditors’ Committee in connection with the review of and the right to be heard in connection with all Fee Claims. Except as otherwise provided in this Section 12.5, on the Effective Date, all members, employees or agents of the Creditors’ Committee shall be released and discharged from all rights and duties arising from, or related to, the Bankruptcy Cases.

F.	AMENDMENTS/CHANGES OF PLAN STRUCTURE

Section 12.6 of the Plan provides the following:

(a)           Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented.

(b)          Amendments to Accommodate Reorganization Election. To accommodate the Plan structure determined by Purchaser, the Plan may be modified at any time prior to the Effective Date to provide (i) for the change in the defined term “Liquidating Debtors” and the substitution of “Reorganized Debtors” in its place, as appropriate; (ii) for the retention of Assets by the Reorganized Debtors (rather than a sale of the Assets to Purchaser) and the continued operation of the Reorganized Debtors; (iii) for the issuance and distribution to holders of Claims and Interests of the New Common Stock and Preferred Stock in the Reorganized Debtors’ Parent (rather than in Newco) in the same percentages and on the same basis as provided in the Plan; (iv) for the elimination of the Plan Administrator and the vesting of the rights and duties to implement the Plan in the Reorganized Debtors rather than the Liquidating Debtors; (v) for the appointment of new officers, directors and managers, as applicable, of the Reorganized Debtors; (vi) for the assumption of, and payment of Cure Costs by, the Reorganized Debtors, of any Assumed Leases and Contracts (rather than the assignment thereof to, and payment of Cure Costs by, the Purchaser); and (vii) for other technical conforming changes in provisions of the Plan as deemed necessary by the Purchaser and Debtors to accommodate the change in structure thereof. The Plan Consideration and the Plan Distribution shall not be adversely affected by such modifications.  Confirmation of the Plan shall constitute findings and conclusions that such modifications shall be deemed to be non-material modifications to the Plan, no holders of Claims or Interests are adversely affected by such modifications, no additional disclosure shall be required with respect to such modifications, no re-solicitation shall be required as a result of such modifications, all acceptances and rejections of the Plan shall be unaffected by the modifications and, if the modifications are made after the Confirmation Hearing, no additional Confirmation Hearing shall be required with respect to such modifications, and the Plan, as so modified, shall constitute the Plan, as defined in the Plan, for all purposes.

(c)           Amendments to Accommodate Sale of Assets. In the event of a sale of the Assets pursuant to section 363 of the Bankruptcy Code prior to the Effective Date, upon motion by the Debtors (which may be heard on an expedited basis), the Debtors may modify the Plan prior to the Effective Date to provide for technical conforming changes to the Plan to reflect and accommodate the prior sale of the Assets. The Plan Consideration and the Plan Distribution shall not be adversely affected by such modifications. Confirmation of the Plan shall constitute  findings and conclusions that the modifications  shall be deemed to be non-material modifications to the Plan, no holders or Claims or Interests are adversely affected by such modifications, no additional disclosure shall be required with respect to such non-material modifications, no re-solicitation shall be required as a result of the non-material modifications, all acceptances and rejections of the Plan shall be unaffected by the modifications and, if the modifications are made after the Confirmation Hearing, no additional Confirmation Hearing shall be required with respect to such modifications, and the Plan as so modified, shall constitute the Plan, as defined in the Plan for all purposes.

(d)          Other Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under the Plan. Notwithstanding the foregoing provisions of Article 12.6, no amendment to the Plan shall be effective unless it has been agreed to in writing by the Purchaser.

G.	POOLING OF ASSETS

Section 12.7 of the Plan provides that the Plan is premised upon the pooling of the Assets of the Debtors solely for purposes of actions associated with the confirmation and consummation of the Plan, including, but not limited to, voting, confirmation and distribution.  In connection herewith, each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Debtors shall be deemed a single consolidated Claim against and obligation of all the consolidated Debtors.  The Plan does not contemplate the merger or dissolution of any of the Debtors or the transfer or commingling of any Assets of any of the Debtors, except to accomplish the distributions under the Plan.  Such pooling of Assets shall not affect (other than for Plan voting, treatment, and/or distribution purposes) (i) the legal and corporate structures of the Debtors or the Reorganized Debtors or (ii) any guarantees that may be required to be provided on and after the Effective Date.

H.	REVOCATION OR WITHDRAWAL OF THE PLAN

Section 12.8 of the Plan provides that subject to the provisions of the Plan Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors, or if confirmation or the Effective Date as to any or all of the Debtors does not occur, then, with respect to such Debtors: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

I.	ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST

Section 12.9 of the Plan provides that to the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

J.	SEVERABILITY

Section 12.10 of the Plan provides that if, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

K.	GOVERNING LAW

Section 12.11 of the Plan provides that except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a Plan Document or exhibit or schedule to the Plan provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

L.	INCONSISTENCY

Section 12.12 of the Plan provides that in the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

M.	INSURANCE

Section 12.13 of the Plan provides that nothing in the Plan will diminish or impair the enforceability of any policies of insurance that may cover Claims against or Interests in the Estates, the Debtors or any related Person.  Holders of Claims that are eligible to be satisfied, in whole or in part, through any such policy will be obligated, as a condition to receiving any distributions under the Plan, to seek recovery or assist the Debtors, Reorganized Debtors, Liquidating Debtors, Purchaser, and Plan Administrator, as applicable, in seeking recovery under such policies with regard to such Claims.

N.	SUCCESSORS AND ASSIGNS

Section 12.14 of the Plan provides that the rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of the heirs, executors, administrators, successors and/or assigns of such Person.

O.	TIME

Section 12.15 of the Plan provides In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

P.	CREDIT BID

Section 12.16 of the Plan provides that nothing in the Plan shall impair or otherwise alter the rights of the Tranche A Lender, the Tranche B Agent or the Pre-Petition Debenture Agents to credit bid with respect to any sale of the Assets or the Debtors’ equity under either a sale pursuant to section 363(k) of the Bankruptcy Code or the Plan.

Q.	NOTICES

Section 12.18 of the Plan provides that in order to be effective, all notices, requests, and demands to or upon the Liquidating Debtors from and after the Effective Date shall be in writing (including by email or facsimile transmission) and, unless otherwise provided in the Plan, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by email or facsimile transmission, when received and confirmed, addressed as follows:

To the Debtors:

GLOBAL CAPACITY HOLDCO, LLC
Attn: George King
200 S. Wacker Drive, Suite 1650
Chicago, Illinois 60608
Telephone: (917) 398-0815
gking@globalcapacity.com

GLOBAL CAPACITY HOLDCO, LLC
Attn: Patrick Shutt
200 S. Wacker Drive, Suite 1650
Chicago, Illinois 60608
Telephone: (312) 660.5097
pshutt@globalcapacity.com

-and-

HELLER DRAPER HAYDEN PATRICK & HORN, LLC

Attn: Douglas S. Draper, Esq.
ddraper@hellerdraper.com
650 Poydras Street – 25th Floor
New Orleans, LA  70130
Telephone:  (504) 299-3300
Facsimile:  (504) 299-3399
Counsel to the Debtors and Debtors in Possession

-and-

WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
Attn.: Francis A. Monaco, Jr.
fmonaco@wcsr.com
222 Delaware Avenue, Suite 1501
Wilmington, DE 19801
Telephone: (302) 252-4320
Facsimile: (302) 252-4330
Counsel to the Debtors and Debtors in Possession

To the Pre-Petition Debenture Holders:

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

Attn: Adam Friedman, Esq.
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone: (212) 451-2216
Facsimile: (212) 451-2222
afriedman@olshanlaw.com
Counsel to Pre-Petition Debenture Holders

-and-

Young Conaway Stargatt & Taylor, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19801
Telephone: (302) 571.6600
Facsimile: (302) 571.1253
Counsel to Pre-Petition Debenture Holders
rbrady@ycst.com

To the Tranche A DIP Lender:

Downtown CP-CGSY, LLC
c/o Downtown Capital Partners, LLC
One Barker Avenue, Suite 260
White Plains, New York 10601
Telephone: (914) 683-9614
Attn:  Gary Katz

-and-

GREENBERG TRAURIG, LLP
Attn: Alan J. Brody, Esq.
200 Park Avenue
Florham Park, New Jersey 07932
Telephone: (973) 443-3542
Facsimile: (973) 298-1333
BrodyA@gtlaw.com
Counsel to Tranche A DIP Lender

To the Tranche B DIP Lenders:

BLACK RIVER GLOBAL EQUITY FUND LTD.
as Tranche B Agent
12700 Whitewater Drive
Minnetonka, Minnesota 55343
Attn: Richard Gammill
Telephone: (952) 984-3173
Facsimile: (952) 249-4038
richard.gammill@black-river.com

R.	RESERVATION OF RIGHTS

Section 12.19 of the Plan provides that except as expressly set forth in the Plan, the Plan shall have no force or effect until the Effective Date. Neither the filing of the Plan, or any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan, shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

X.   SECURITIES REGISTRATION EXEMPTION

A.	SECURITIES REGISTRATION EXEMPTION

To the fullest extent permitted by law, the securities to be issued pursuant to the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon the exemptions set forth in section 1145 of the Bankruptcy Code. These issuances would also be exempt from registration under the Securities Act or any similar federal, state, or local law in reliance on the exemption set forth in section 4(2) of the Securities Act or Regulation D promulgated thereunder.

B.	SECTION 1145 OF THE BANKRUPTCY CODE

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to a registration exemption under section 1145(a)(1) of the Bankruptcy Code are deemed to have been issued pursuant to a public offering.  Therefore, the securities issued pursuant to a section 1145 exemption may generally be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code.  In addition, such securities generally may be resold by the recipients thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.  However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” for purposes of the Securities Act as one who, subject to certain exceptions, (a) purchases a claim with a view to distribution of any security to be received in exchange for such claim, or (b) offers to sell securities offered or sold under the plan for the holders of such securities, or (c) offers to buy securities issued under the plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities, and if such offer is under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan, or (d) is an issuer, as used in section 2(11) of the Securities Act, with respect to such securities.

The term “issuer,” as used in section 2(11) of the Securities Act, includes any person directly or indirectly controlling or controlled by, an issuer of securities, or any person under direct or indirect common control with such issuer.  “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be “in control” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities.  Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of a reorganized debtor may be presumed to be a “control person.”

To the extent that persons deemed “underwriters” receive securities under the Plan, resales of such securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Holders of such restricted securities may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act; provided, however, that any sale will be subject to the restrictions on transfer and assignment contained in applicable law.

C.	SECTION 4(2) OF THE SECURITIES ACT/REGULATION D

Section 4(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving any public offering are exempt from registration under the Securities Act.  Regulation D is a non-exclusive safe harbor promulgated by the United States Securities and Exchange Commission under the Securities Act related to, among others, section 4(2) of the Securities Act.

The term “issuer,” as used in section 4(2) of the Securities Act, means, among other things, a person who issues or proposes to issue any security.

Securities issued pursuant to the exemption provided by section 4(2) of the Securities Act or Regulation D promulgated thereunder are considered “restricted securities.”  As a result, resales of such securities may not be exempt from the registration requirements of the Securities Act or other applicable law.  Holders of such restricted securities may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act; provided, however, that any sale will be subject to the restrictions on transfer and assignment contained in applicable law.

D.	RULE 144 AND RULE 144A

Under certain circumstances, affiliated holders of restricted securities may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144.  Generally, Rule 144 provides that if certain conditions are met (e.g., that the availability of current public information with respect to the issuer, volume limitations, and notice and manner of sale requirements), specified persons who resell restricted securities or who resell securities which are not restricted but who are “affiliates” of the issuer of the securities sought to be resold, will not be deemed to be “underwriters” as defined in section 2(11) of the Securities Act.  Rule 144 provides that:  (i) a non-affiliate who has not been an affiliate during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is current public information regarding the issuer and after a one year holding period if there is not current public information regarding the issuer at the time of the sale; and (ii) an affiliate may sell restricted securities after a six month holding period if at the time of the sale there is current public information regarding the issuer and after a year holding period if there is not current public information regarding the issuer at the time of the sale, provided that in each case the affiliate otherwise complies with the volume, manner of sale and notice requirements of Rule 144.

Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain “qualified institutional buyers” of securities that are “restricted securities” within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph 4(d) of Rule 144A and certain notice provisions).  Under Rule 144A, a “qualified institutional buyer” is defined to include, among other persons, “dealers” registered as such pursuant to section 15 of the Exchange Act, and entities that purchase securities for their own account or for the account of another qualified institutional buyer and that, in the aggregate, own and invest on a discretionary basis at least $100 million in the securities of unaffiliated issuers.  Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities that, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a United States automated inter-dealer quotation system.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES PURSUANT TO THE PLAN MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE ISSUER OF SUCH SECURITIES, AND THE POSSIBILITY THAT THE PLAN CONSIDERATION MAY INCLUDE EITHER SECURITIES IN THE REORGANIZED DEBTORS OR IN THE PURCHASER, THE DEBTORS MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRANSFER THE SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN.  ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRANSFER SUCH SECURITIES.

XI.      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and certain U.S. holders of Claims and Interests.  The following summary does not address the U.S. federal income tax consequences to holders whose Claims are unimpaired or otherwise entitled to payment in full in cash under the Plan.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the tax consequences described below.

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would require significant modification of the statements expressed in this section.  Certain tax aspects of the Plan are uncertain due to the lack of applicable regulations and other tax precedent.  The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.

This summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the U.S. federal income tax consequences of the Plan to the particular circumstances of any holder or to holders subject to special income tax rules (such as S corporations, regulated investment companies, insurance companies, financial institutions, small business investment companies, broker-dealers and tax-exempt organizations).  In addition, the discussion does not apply to holders of Claims and Interests that are not “U.S. Persons” (as such phrase is defined in the Tax Code).  The use of the terms “holder” or “U.S. holder” herein shall refer to a “holder of a Claim or Interest that is a U.S. Person.”

The following discussion is a general summary of certain federal income tax aspects of the Plan to U.S. holders, and should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to a particular holder of a Claim or Interest.

EACH HOLDER OF A CLAIM OR INTEREST AFFECTED BY THE PLAN SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THAT HOLDER’S CLAIM OR INTEREST.  THIS INFORMATION MAY NOT BE USED OR QUOTED IN WHOLE OR IN PART IN CONNECTION WITH ANY OFFERING FOR SALE OF SECURITIES.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND ANY INTERESTS ARE HEREBY NOTIFIED THAT (a) ANY DISCUSSION OF TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE TAX CODE, AND (b) THIS DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OF THE PLAN.

A.	TAX CONSEQUENCES TO THE DEBTORS

The Debtors may realize substantial taxable gain and cancellation of debt (“COD”) income.  In general, COD income is the amount by which the face amount of the discharged indebtedness (reduced by any unamortized discount) exceeds any consideration given in exchange therefor.

In general, a taxpayer is not required to include COD income in gross income to the extent that the taxpayer is either insolvent or under the jurisdiction of a court in a Title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to such proceeding.  Instead, the Tax Code provides that a taxpayer in a bankruptcy proceeding must, subject to certain limitations, reduce its tax attributes (including, but not limited to, net operating loss (“NOL”) carryforwards, current year NOLs, tax credits, and tax basis in assets) by the amount of the COD income.  To the extent the amount of COD exceeds the tax attributes available for reduction, any remaining COD income is discharged with no further tax cost to the taxpayer.  Parties should consult their own tax advisors.

In addition, to the extent that a Debtor satisfies recourse debt with the underlying collateral, the Debtor generally will recognize gain upon the disposition of such property based on an amount realized equal to the fair market value of such property over the Debtor’s adjusted tax basis in such property, with any balance of the debt in excess of the fair market value of the property (less any other consideration paid to discharge such debt) treated as COD income.  By contrast, to the extent that nonrecourse debt is satisfied with the underlying collateral, a Debtor generally will recognize gain upon the disposition of property based on an amount realized equal to the nonrecourse debt balance over the Debtor’s adjusted tax basis in such property.

B.	TAX CONSEQUENCES TO CERTAIN HOLDERS OF CLAIMS AND INTERESTS

1.	General Tax Consequences to Holders of Allowed Claims

The U.S. federal income tax consequences to holders of Allowed Claims arising from the distributions to be made in satisfaction of their Claims pursuant to the Plan may vary, depending upon, among other things: (i) the manner in which a holder acquired an Allowed Claim; (ii) the type of consideration received by the holder of an Allowed Claim in exchange for the interest it holds; (iii) the nature of the indebtedness owed to it; (iv) whether the holder previously claimed a bad debt or worthless securities deduction in respect of the Allowed Claim; (v) whether the holder of the Allowed Claim reports income on the accrual or cash basis; and (vi) whether the holder receives distributions in more than one taxable year.  In addition, where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Allowed Claim constitutes a capital asset in the hands of the holder and how long it has been held or is treated as having been held, and whether the Allowed Claim was acquired at a market discount.

2.	Market Discount

A holder that purchased its Allowed Claim from a prior holder at a discount to the then-adjusted issue price of such Allowed Claim may be subject to the market discount rules of the Tax Code.  Under those rules, assuming the holder has not made an election to amortize the market discount into income on a current basis, any gain recognized on the exchange of such Allowed Claim (subject to a de minimis rule and exceptions for certain nonrecognition transactions) generally would be characterized as ordinary income to the extent of the accrued market discount on such Allowed Claim as of the date of the exchange.  Holders of Allowed Claims should consult their tax advisors as to the tax consequences of the market discount rules, including, without limitation, the possible application of such rules on the exchange of Allowed Claims for equity.

3.	Accrued Interest

If and to the extent a holder receives consideration in satisfaction of accrued interest or original issue discount (“OID”), such amount generally will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  While a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full, it is unclear whether a holder of an Allowed Claim could be required to recognize a capital loss, rather than an ordinary loss, with respect to any previously included OID that is not paid in full.  All holders of Allowed Claims should consult their tax advisors as to the tax consequences of the allocation of consideration between principal and interest.

4.	Holders of Tranche B Loan Claims and Pre-Petition Debenture Secured Claims

The exchange of Tranche B Loan Claims and Pre-Petition Debenture Secured Claims for New Equity generally should not result in gain or loss to the holders of Tranche B Loan Claims and Pre-Petition Debenture Secured Claims (subject to possible application of the market discount rules).  A holder’s initial tax basis in the New Equity will equal such holder’s adjusted basis in the Claims exchanged for the New Equity.  The treatment of any OID and accrued but unpaid interest should be determined in the manner as described above.  Holders of Tranche B Loan Claims and Pre-Petition Debenture Secured Claims should consult their own tax advisors as to specific matters that may be relevant to such holders

5.	Holders of Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, and Unsecured Claims

Under the Plan, Holders of Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, and Unsecured Claims generally will be paid any Cash distribution either on the Effective Date or over a period of time.  Accordingly, a holder of Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, or Unsecured Claims generally should realize gain or loss in an amount equal to the difference between (i) the amount realized by the holder in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest, and excluding any portion required to be treated as imputed interest due to the post-Effective Date distribution of such consideration), and (ii) the holder’s adjusted tax basis in its Claim (excluding any portion attributable to an Claim for accrued but unpaid interest).  The amount realized by a holder should equal the sum of the amount of any Cash and the fair market value of any other property received by the holder.  It is possible that any loss or a portion of any gain realized by such a holder may be deferred until the holder has received its final distribution.  A holder’s tax basis in any property received in satisfaction of a Claim generally should equal the fair market value of such property, and the holder’s holding period for the property generally should begin the day following the acquisition of the property.  Furthermore, the holders’ gain or loss, the character of such gain or loss, the application of the market discount rules, and the treatment of accrued but unpaid interest generally should be determined in the same manner as described above.  Any holders that receive equity in exchange for their Claims will be subject to the tax consequences discussed above.

6.	Information Reporting and Withholding

All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding obligations.  Under U.S. federal income tax law, certain interest, dividends and other reportable payments may be subject to “backup withholding” at the then-applicable rate.  Backup withholding generally applies if the holder:  (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment which may be refunded to the extent it results in an overpayment of tax.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, from an information reporting perspective, Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  holders of Claims and Interests are urged to consult their tax advisors regarding these Treasury regulations and whether the transactions contemplated by the Plan would be subject to these Treasury regulations and require disclosure on a holder’s tax returns.

HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT THEIR TAX ADVISOR TO DETERMINE THE AMOUNT AND TIMING OF ANY INCOME OR LOSS SUFFERED AS A RESULT OF THE CANCELLATION OF THE CLAIMS OR INTEREST HELD BY SUCH PERSON, WHETHER SUCH INCOME OR LOSS IS ORDINARY OR CAPITAL AND THE TAX EFFECT OF ANY RIGHT TO, AND RECEIPT OF DEFERRED PAYMENT.

THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES.  ACCORDINGLY, ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

XII.      CONFIRMATION PROCEDURE

A.	VOTING AND OTHER CONFIRMATION ISSUES

1.	Solicitation of Votes

In accordance with sections 1126 and 1129 of the Bankruptcy Code, the holders of Claims in each of Classes 1, 2, 3, 4, 5, and 7 are entitled to vote to accept or reject the Plan in the manner and to the extent set forth in the voting procedures contained in the Disclosure Statement Order (the “Voting Procedures”).  Pursuant to such procedures, the holders of such Claims may vote on the Plan so long as such Claim has not been disallowed and is not the subject of an objection pending prior to the Voting Deadline Date.  Nevertheless, if a Claim is the subject of such an objection, the holder thereof may vote if, on or prior to the Voting Deadline Date, such holder obtains an order of the Bankruptcy Court, or the Bankruptcy Court approves a stipulation between the Debtors and such holder fully or partially allowing such Claim, whether for all purposes or for voting purposes only.

Claims in Class 6 are unimpaired.  The holders of Allowed Claims in such Class are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Class is not required under section 1126(f) of the Bankruptcy Code.  Claims and Interests in Classes 8, 9 and 10 are impaired and will not be receiving Distributions under the Plan.  The Holders of Claims and Interests in each of such Classes are conclusively presumed to have rejected the Plan, and the solicitation of acceptances with respect to each such Class is not required under section 1126(g) of the Bankruptcy Code.  If you hold a Claim or Interest in one of these Classes, you will not be receiving a Ballot.

The holder of any Claim that, as of the Voting Record Date, (i) has been Disallowed, (ii) is the subject of a pending objection, or (iii) was listed on the Schedules as unliquidated in amount, contingent or disputed (if no contrary proof of claim with respect to such Claim has been timely filed) or a proof of claim with respect to which was filed on or before the Bar Date pursuant to the provisions of the Bar Date Order and such proof of claim asserts such Claim as unliquidated in amount, contingent or disputed, will not be entitled to vote on the Plan, unless on or prior to the Voting Record Date, the Bankruptcy Court enters a Final Order directing otherwise; provided, however, that if only a portion of such Claim has been Disallowed, objected to or listed or asserted (as applicable) as unliquidated, contingent or disputed, such holder will be entitled to vote the remainder of such Claim in an amount determined pursuant to the Disclosure Statement Order.

As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of claimholders as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.  Detailed voting instructions will be provided with the Ballot and will be set forth in the Voting Procedures.

2.	Contents of Solicitation Package

Each Holder of a Claim entitled to vote on the Plan will receive the following materials (collectively, the “Solicitation Package”):

(i)	the Confirmation Hearing Notice;

(ii)	the Plan;

(iii)	this Disclosure Statement;

(iv)	the Ballot and Ballot return envelope postage-paid; and

(v)	such other information as the Bankruptcy Court may direct or approve.

3.	Temporary Allowance of Claims for Voting Purposes

Holders of Claims that are the subject of an objection filed no later than the Vote Deadline Date will not be entitled to vote unless: (i) such claim is temporarily allowed by the Court for voting purposes only pursuant to Bankruptcy Rule 3018(a), after a Claims Estimation Motion (as defined in the Disclosure Statement Order) is brought by such holder no later than seven (7) days prior to the Voting Deadline Date, notice is provided and a hearing is held prior to the Confirmation Hearing.  If an objection to a Claim requests that such claim be reclassified and/or allowed in a fixed, reduced amount, such Claimant’s Ballot will be counted in such reduced amount and/or as the reclassified category.

4.	Voting On and Confirmation of the Plan

The Debtors submit this Disclosure Statement, pursuant to section 1125 of the Bankruptcy Code, to all known Claimants whose Claims are impaired for the purpose of disclosing that information which the Bankruptcy Court has determined is material, important and necessary for such Claimants to arrive at a reasonably informed decision in exercising their right to vote for acceptance or rejection of the Plan.

In order to confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of determinations concerning the Plan, including that (i) the Plan has classified Claims and Interests in a permissible manner, (ii) the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code, (iii) the Debtors have proposed the Plan in good faith, and (iv) the Debtors’ disclosures as required by chapter 11 of the Bankruptcy Code have been adequate and have included information concerning all payments made or promised by the Debtors or the Debtors in connection with the Plan.  The Debtors believe that all of these requirements will have been met by the date of the Confirmation Hearing and will seek rulings of the Bankruptcy Court to such effect at that hearing.

The Bankruptcy Code also requires that the Plan will have been accepted by the requisite votes of Claimants (except to the extent that “cramdown” is available under section 1129(b) of the Bankruptcy Code); that the Plan be feasible (that is, confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization); and that the Plan be in the “best interests” of all impaired Claimants that do not vote to accept the Plan (that is, that impaired Claimants which do not vote to accept the Plan will receive pursuant to the Plan value at least equal to the value they would receive in a liquidation of the Debtors under Chapter 7).  To confirm the Plan, the Bankruptcy Court must find that all of these requirements are met.  Thus, even if the Claimants accept the Plan by the requisite votes, the Bankruptcy Court must make independent findings respecting the Plan’s feasibility and whether it is in the best interests of the impaired dissenting Claimants before it may confirm the Plan.  These statutory conditions to confirmation are discussed below.

Pursuant to the provisions of the Bankruptcy Code, only holders of claims or interests in classes of claims or interests that are impaired under the terms and provisions of a chapter 11 plan and are to receive distributions thereunder are entitled to vote to accept or reject the plan.  Classes in which the holders of claims or interests will not receive or retain any property under a Chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan.  Classes of claims or interests in which the holders of claims or interests are unimpaired under a Chapter 11 plan are deemed to have accepted the plan and also are not entitled to vote to accept or reject the plan.

Each Impaired Class of Claims that is receiving a distribution under the Plan is entitled to vote separately to accept or reject the Plan.  The amount of each Claim for voting purposes is determined as of the Voting Record Date as follows:

•
The Claim listed in a Debtor’s Schedule, provided that (i) such Claim is not scheduled as contingent, unliquidated, undetermined or disputed and (ii) no proof of claim has been timely filed (or otherwise deemed timely filed by the Court under applicable law).

•
The noncontingent and liquidated amount specified in a proof of claim timely filed with the Voting Agent (as defined in the Disclosure Statement Order) or the Court (or otherwise deemed timely filed by the Court under applicable law) to the extent the proof of claim is not the subject of an objection filed no later than [______], 2010 (the “Vote Objection Deadline”) (or, if such claim has been resolved pursuant to a stipulation or order entered by the Court, or otherwise resolved by the Court, the amount set forth in such stipulation or order).

•
The amount temporarily allowed by the Court for voting purposes, pursuant to Bankruptcy Rule 3018(a), provided that a motion is brought, notice is provided and a hearing is held prior to the Confirmation Hearing (as defined in the Disclosure Statement Order), in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Rules.

With respect to Ballots cast by alleged creditors who have timely filed proofs of claim in wholly unliquidated, unknown or uncertain amounts that are not the subject of an objection filed before the Vote Objection Deadline, such Ballots will be counted in determining whether the numerosity requirement of section 1126(c) of the Bankruptcy Code has been met, but will not be counted in determining whether the aggregate claim amount requirement has been met.

With respect to the Plan, any Creditor in an impaired Class (i) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated), or (ii) who filed a proof of claim on or before the Bar Date (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court), which Claim has not been disallowed and is not the subject of an objection, is entitled to vote.  Holders of Claims that are disputed, contingent and/or unliquidated are entitled to vote their Claims only to the extent that such Claims are Allowed for the purpose of voting pursuant to an order of the Bankruptcy Court.

After carefully reviewing this Disclosure Statement, including any Exhibits, each holder of an Allowed Claim or Interest entitled to vote may vote whether to accept or reject the Plan.  A Ballot for voting on the Plan accompanies this Disclosure Statement.  If you hold a Claim or Interest in more than one Class and you are entitled to vote Claims or Interests in more than one Class, you are entitled to receive a Ballot or Ballots which will permit you to vote in all appropriate Classes.

Please vote and return your Ballot to the Voting Agent as follows:

By U.S. Mail, Delivery or Courier:

Kurtzman Carson Consultants LLC Attention: Global Capacity Ballot Processing 2335 Alaska Avenue El Segundo, CA 90245

ANY EXECUTED BALLOT THAT FAILS TO INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.  BALLOTS RETURNED TO THE DEBTORS’ VOTING AGENT BY FACSIMILE TRANSMISSION OR ANY OTHER ELECTRONIC MEANS WILL NOT BE COUNTED BY THE DEBTORS’ VOTING AGENT.

Ballots must be received by the Voting Deadline.  If a Ballot is received after the Voting Deadline, it will not be counted unless otherwise agreed to by the Debtors or ordered by the Bankruptcy Court.  Complete the Ballot by providing all the information requested, and sign, date and return the Ballot by mail, overnight courier or personal delivery to the Debtors at the address set forth above.

If you are entitled to vote on the Plan and you did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan or submitting your ballot, you may telephone the Voting Agent at the following number:
1-866-381-9100.

5.	Acceptance by Impaired Creditors

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan.  A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.  A class is “impaired” unless the plan:  (i) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest; (ii) cures any default and reinstates the original terms of such obligation; or (iii) provides that, on the consummation date, the holder of such claim or equity interest receives cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled to any fixed price at which the debtor may redeem the security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan.  Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.

Pursuant to section 1129 of the Bankruptcy Code, the holders of Claims in the those Classes entitled to vote must accept the Plan in order for the Plan to be confirmed without application of the “fair and equitable test” to such Classes and without considering whether the Plan “discriminates unfairly” with respect to such Classes, as both standards are described herein.
The Debtors reserve the right to seek non-consensual confirmation of the Plan with respect to any Class of Claims that is entitled to vote to accept or reject the Plan if such class rejects the Plan.

6.	Confirmation Without Acceptance by All Impaired Classes

The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan over the rejection or deemed rejection of the plan by any class of claims or interests as long as the standards in section 1129(b) of the Bankruptcy Code are met.  This power to confirm a plan over dissenting classes—often referred to as “cramdown”—is an important part of the reorganization process.  It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.  In addition, it is possible that any impaired Class may vote to reject the Plan, in which case the Debtors will request a ruling that the Plan meets the requirements of the Bankruptcy Code with respect to such Class.

In the event one or more impaired Classes of Claims votes to reject the Plan, and the Plan is not withdrawn, the Debtors will seek to have the Plan approved and confirmed by the Bankruptcy Court pursuant to section 1129(b) of the Bankruptcy Code.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all other impaired classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one impaired class.  Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan Debtors’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

a.	No Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character).  Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

b.	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class.  As to the non-accepting class, the test sets different standards depending on the type of claims or equity interests in such class.

Secured Claims:  The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that:  (A)(i) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (ii) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens; (B) the plan provides for the sale, subject to Section 363(k) of the Bankruptcy Code, of any property subject to the liens securing such claims, free and clear of such liens, with such liens attaching to the proceeds of the sale; or (C) the holders of such secured claims realize the indubitable equivalent of such claims.

Unsecured Claims:  The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the following requirement that either:  (a) the plan provides that each holder of a claim of such class receive or retain, on account of such claim, property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) the holder of any claim or any equity interest that is junior to the claims of such class will not receive or retain under the plan, on account of such junior claim or junior equity interest, any property.

Equity Interests:  The condition that a plan be “fair and equitable” to a non-accepting class of equity interests includes the requirements that either:  (a) the plan provides that each holder of an equity interest in that class receives or retains under the plan on account of that equity interest property of a value, as of the effective date of the plan, equal to the greater of:  (i) the allowed amount of any fixed liquidation preference to which such holder is entitled; (ii) any fixed redemption price to which such holder is entitled; or (iii) the value of such interest; or (b) if the class does not receive the amount as required under (a) hereof, no class of equity interests junior to the non-accepting class may receive a distribution under the plan.

The Debtors believe that the Plan satisfies the “fair and equitable” requirement notwithstanding that certain classes are deemed to reject the Plan because no class that is junior to these Classes will receive or retain any property on account of Claims or Interests in such Class.  In the event that all impaired Classes do not accept the Plan, the Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan with respect to any Class which does not accept the Plan

7.	Feasibility

The Bankruptcy Code requires that the Debtors demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization, unless provided for in the Plan.  In the event the Sale is consummated pursuant to Section 363 of the Bankruptcy Code and outside of the Plan, the Plan provides for the liquidation of the Debtors.  In the event the Sale is consummated pursuant to a Restructuring Election, based upon the Financial Projections annexed hereto as Exhibit “B”, the Debtors believe that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

8.	Best Interests Test/Liquidation Analysis

With respect to each impaired class of claims and interests, confirmation of the plan requires that each holder of a claim or interest either (i) accept the plan, or (ii) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is referred to as the “best interests test.” To determine what holders of Claims and Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case.  The Debtors’ liquidation analysis is attached hereto as Exhibit “C”. As set forth therein, the proposed Plan Distributions exceed the distribution that Claimants would receive in a liquidation of the Debtors’ Estates.

B.	THE CONFIRMATION HEARING ON THE PLAN

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing with respect to the accompanying Plan.  The Confirmation Hearing in respect of the Plan has been scheduled for the date and time set forth in the accompanying notice before the Honorable Peter J. Walsh, United States Bankruptcy Judge for the District of Delaware, United States Bankruptcy Court, 824 Market Street, 6th Floor, Courtroom #2, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice other than an announcement of the adjourned date made at the Confirmation Hearing or posted at the courthouse at the Confirmation Hearing.  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or a description of the interest in the Debtors held by the objector, and must be made in accordance with any pre-trial or scheduling orders entered by the Bankruptcy Court.  Any such objections must be filed in the record of the Chapter 11 Cases on or before the date and time set forth in the accompanying notice.

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan if the requirements of Section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interests" of creditors that are impaired under the plan.

C.	CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PLAN (AND ANY DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  THESE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

1.	Certain Bankruptcy Considerations

Although the Debtors believe that the Plan satisfies all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the re-solicitation of votes.

2.	Risk of Liquidation of the Debtors’ Estates

If the Plan is not confirmed and consummated, there can be no assurance that Debtors’ Chapter 11 Cases will continue as chapter 11 cases rather than be converted to Chapter 7 liquidations, or that any alternative plan of reorganization would be on terms as favorable or more favorable to holders of Claims and Interests as the terms of the Plan.

3.	Risk of Non-Occurrence of the Effective Date

The occurrence of the Effective Date is conditioned upon the happening of certain events.  There is no guaranty that all of these events will occur or that those that do not occur will be waived.

4.	Performance of Plan Obligations by the Liquidating Debtors

The Debtors believe that the Liquidating Debtors and the Plan Administrator can successfully perform all of their obligations under the Plan.  However, there is no assurance that the Liquidating Debtors and the Plan Administrator will do so.  If the Liquidating Debtors and the Plan Administrator are unable to comply with their obligations under the Plan, then there could possibly be a subsequent bankruptcy of the Liquidating Debtors.

5.	Debtors Cannot State with any Degree of Certainty What Recovery Will Be Available to Holders of Allowed Claims

No fewer than two unknown factors make certainty of creditor recoveries under the Plan impossible.  First, the Debtors cannot know with any certainty, at this time, the number or amount of Claims that will ultimately be Allowed.  Second, the Debtors cannot know with any certainty, at this time, the value of the securities to be issued under the Plan.  The Debtors’ estimated recoveries to holders of Allowed Claims receiving equity as part of their distributions are not intended to represent the market value of such securities.  The estimated recoveries are based on numerous assumptions, including, without limitation:  (i) the successful reorganization of the Debtors; (ii) Newco or the Reorganized Debtors’ ability to achieve the operating and financial results included in the Financial Projections annexed hereto as Exhibit B; (iii) Newco or the Reorganized Debtors’ ability to maintain adequate liquidity to fund operations; and (iv) the assumption that capital and equity markets remain consistent with current conditions.

6.	Business Risks (Inherent Uncertainty of Financial Projections)

Although the Financial Projections set forth in Exhibit B suggest that Newco or the Reorganized Debtors will be able to meet all of its financial obligations following confirmation of the Plan, these projections are dependent upon certain assumptions related to market conditions, which may or may not prove accurate.

The current crisis in the global credit and financial markets, and the inability of corporate borrowers to access the debt markets, may materially and adversely affect Newco or the Reorganized Debtors’ ability to obtain sufficient financing to operate its businesses on a going forward basis.

7.
Financial Projections and Other Forward Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary

Any financial information that may be contained in this Disclosure Statement has not been audited.  In preparing this Disclosure Statement, the Debtors relied on financial data derived from the Debtors’ books and records that was available at the time of such preparation.  Although the Debtors have used its reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

This Disclosure Statement contains various projections concerning the financial results of Newco or the Reorganized Debtors’ operations, including the Financial Projections, that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates.  Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future experiences of Newco or the Reorganized Debtors may turn out to be different from the Financial Projections.

Due to the inherent uncertainties associated with projecting financial results generally, the projections contained in this Disclosure Statement will not be considered assurances or guarantees of the amount of funds or the amount of Claims that may be Allowed in the various Classes.  While the Debtors believe that the financial projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized.

D.	DISCLAIMERS AND ENDORSEMENTS

1.	Generally

This Disclosure Statement contains information about the Plan.  Creditors and the holders of Interest are urged to study the text of the Plan carefully to determine the Plan's impact on their claims or interests and to consult with their financial, tax and legal advisors.  Certain statements and assertions in this Disclosure Statement may be subject to dispute by parties in interest.

2.	Information Contained Herein Is for Soliciting Votes and Exercising Subscription Rights

The information contained in this Disclosure Statement is for the purposes of soliciting acceptances of the Plan and may not be relied upon for any other purposes.

3.	This Disclosure Statement Was Not Approved by the United States Securities and Exchange Commission

This Disclosure Statement was not filed with the United States Securities and Exchange Commission under the Securities Act or applicable state securities laws.  Neither the United States Securities and Exchange Commission nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

4.	Reliance on Exemptions from Registration Under the Securities Act

This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b) and is not necessarily in accordance with federal or state securities laws or other similar laws.  The issuance of equity under the Plan has not been registered under the Securities Act or similar state securities or “blue sky” laws.  To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable non-bankruptcy law, the issuance of equity under the Plan will be exempt from registration under the Securities Act by virtue of section 1145 of the Bankruptcy Code.

5.	No Legal or Tax Advice Is Provided to You by this Disclosure Statement

This Disclosure Statement is not legal advice to you.  The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each holder of a Claim or an Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Interests.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan.

6.	No Admissions Made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any entity nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Reorganized Debtors, the Liquidating Debtors or any other parties in interest.

7.	Failure to Identify Claims or Projected Objections

No reliance should be placed on the fact that a particular claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement.  The Debtors may seek to object to Claims and Interests before or after the confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or objections to such Claims.

8.	No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a holder of an Allowed Claim for or against the Plan does not constitute a waiver or release of any Claims, Causes of Action, or rights of the Debtors, Newco, Liquidating Debtors or Reorganized Debtors (or any party in interest, as the case may be) to object to that holder’s Allowed Claim, or recover any preferential, fraudulent or other voidable transfer of assets, regardless of whether any Claims or Causes of Action are specifically or generally identified herein.

9.	Potential Exists for Inaccuracies, and the Debtors have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date.  While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement.  Further, although the Debtors may subsequently update the information in this Disclosure Statement, it has no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

10.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or relating to the Debtors, these Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision.  You should promptly report unauthorized representations or inducements to the counsel to the Debtors and the United States Trustee.

XIII.      ALTERNATIVES TO CONFIRMATION AND
   CONSUMMATION OF PLAN

A.	GENERAL

If the Plan is not confirmed, the potential alternatives include (i) alternative plans of reorganization under chapter 11, (ii) dismissal of the Chapter 11 Cases, or (iii) conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code.

B.	ALTERNATIVE PLANS OF REORGANIZATION

If the Plan is not confirmed, the Debtors may attempt to formulate a different plan of reorganization.  Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of its assets.

The Debtors have concluded that the Plan enables creditors to realize the most value under the circumstances and that Claimants would receive greater recoveries under the Plan than under a different business reorganization scenario or in a chapter 7 liquidation.

C.	SALE OF ASSETS UNDER SECTION 363

The Plan contemplates consummation of the Sale pursuant to section 363 of the Bankruptcy Code, with the proceeds of such Sale distributed under the Plan, although the Purchaser has the option to proceed with a reorganization of the Debtors.  If the Plan is not confirmed, the section 363 Sale will be pursued by Purchaser outside of the Plan.  After such 363 sale is consummated, the Debtors may proceed with confirmation of the Plan, a chapter 11 plan may be filed with the Bankruptcy Court with respect to any remaining assets or the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which case a trustee would be elected or appointed to liquidate the Debtors’ assets.

XIV.      CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan are preferable to any alternative and that the Plan provides the best alternative for the Debtors to emerge from the Chapter 11 Cases.  Any other alternative would involve significant delay, litigation, uncertainty, and substantial additional administrative costs.

[signatures on next page]

Dated August 11, 2010

/s/ George King
Global Capacity Holdco, LLC
By:	George King

/s/ George King
Global Capacity Group, Inc.
By:	George King

/s/ George King
20/20 Technologies, Inc.
By:	George King

/s/ George King
Capital Growth Systems, Inc.
By:	George King

/s/ George King
Centre Path, Inc.
By:	George King

/s/ George King
Global Capacity Direct, LLC f/k/a Vanco Direct USA, LLC
By:	George King

/s/ George King
20/20 Technologies I, LLC
By:	George King

/s/ George King
NEXVU Technologies, LLC
By:	George King

/s/ George King
FNS 2007, Inc. fka Frontrunner Network Systems, Corp
By:	George King

/s/ George King
Capital Growth Acquisition, Inc.
By:	George King

WOMBLE CARLYLE SANDRIDGE & RICE, PLLC

Francis A. Monaco, Jr.
Francis A. Monaco, Jr. (DE Bar No. 2078)
Mark L. Desgrosseilliers (DE Bar No. 4083)
Thomas M. Horan (DE Bar No. 4641)
222 Delaware Avenue, Suite 1501
Wilmington, DE 19801
Telephone: (302) 252-4320
Facsimile: (302) 252-4330

-and-

Douglas S. Draper (La. Bar No. 5073)
William H. Patrick (La. Bar No. 10359)
Tristan Manthey (La. Bar No. 24539)
HELLER DRAPER HAYDEN PATRICK & HORN, LLC
650 Poydras Street – Suite 2500
New Orleans, LA 70130
Telephone: (504) 299-3300
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